                                                                     EXHIBIT 2.1
                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         KERYX BIOPHARMACEUTICALS, INC.,

                             AXO ACQUISITION CORP.,

                                       AND

                              ACCESS ONCOLOGY, INC.

                           DATED AS OF JANUARY 7, 2004

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                                TABLE OF CONTENTS

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ARTICLE 1 - TRANSACTIONS AND TERMS OF MERGER....................................     1

   1.1      Merger..............................................................     1
   1.2      Time and Place of Closing...........................................     2
   1.3      Effective Time......................................................     2

ARTICLE 2 - TERMS OF MERGER.....................................................     2

   2.1      Charter.............................................................     2
   2.2      Bylaws..............................................................     2
   2.3      Directors and Officers..............................................     2

ARTICLE 3 - MANNER OF CONVERTING SHARES.........................................     3

   3.1      Conversion of Shares and Payment of Merger Consideration............     3
   3.2      Conversion of ACCESS Warrants.......................................     6
   3.3      Anti-Dilution Provisions............................................     7
   3.4      Shares Held by ACCESS or Keryx......................................     7
   3.5      Dissenting Stockholders.............................................     7
   3.6      Treatment of Stock Options..........................................     8
   3.7      Fractional Shares...................................................     8

ARTICLE 4 - EXCHANGE OF SHARES..................................................     8

   4.1      Exchange Procedures.................................................     8
   4.2      Rights of Former ACCESS Stockholders................................    10

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF ACCESS............................    11

   5.1      Organization, Standing, and Power...................................    11
   5.2      Authority of ACCESS; No Breach By Agreement.........................    11
   5.3      Capital Stock.......................................................    12
   5.4      ACCESS Subsidiaries.................................................    13
   5.5      Financial Statements................................................    13
   5.6      Absence of Undisclosed Liabilities..................................    14
   5.7      Absence of Certain Changes or Events................................    14
   5.8      Tax Matters.........................................................    14
   5.9      Assets..............................................................    16
   5.10     Intellectual Property...............................................    16
   5.11     Environmental Matters...............................................    17
   5.12     Compliance with Laws................................................    17
   5.13     Labor Relations.....................................................    18
   5.14     Employee Benefit Plans..............................................    19
   5.15     Material Contracts..................................................    22
   5.16     Privacy of Patient Information......................................    23
   5.17     Legal Proceedings...................................................    23
   5.18     Statements True and Correct.........................................    23
   5.19     State Takeover Laws.................................................    24
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                                       i
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
   5.20     Board Recommendation................................................    24

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF KERYX.............................    24

   6.1      Organization, Standing, and Power...................................    24
   6.2      Authority; No Breach By Agreement...................................    24
   6.3      Capital Stock.......................................................    25
   6.4      SEC Filings; Financial Statements...................................    25
   6.5      Absence of Undisclosed Liabilities..................................    26
   6.6      Absence of Certain Changes or Events................................    26
   6.7      Compliance with Laws................................................    26
   6.8      Legal Proceedings...................................................    27
   6.9      Statements True and Correct.........................................    27
   6.10     Authority of Mergersub..............................................    27
   6.11     Board Recommendation................................................    28

ARTICLE 7 - CONDUCT OF BUSINESS PENDING CONSUMMATION............................    28

   7.1      Affirmative Covenants of ACCESS.....................................    28
   7.2      Negative Covenants of ACCESS........................................    28
   7.3      Covenants of Keryx..................................................    30
   7.4      Adverse Changes in Condition........................................    31
   7.5      Reports.............................................................    31

ARTICLE 8 - ADDITIONAL AGREEMENTS...............................................    31

   8.1      ACCESS Stockholder Approval.........................................    31
   8.2      Keryx Stockholder Approval..........................................    32
   8.3      Other Offers, Etc...................................................    33
   8.4      Registration Rights.................................................    34
   8.5      Consents of Regulatory Authorities..................................    37
   8.6      Filings with State Offices..........................................    37
   8.7      Agreement as to Efforts to Consummate...............................    38
   8.8      Investigation and Confidentiality...................................    38
   8.9      Press Releases......................................................    39
   8.10     State Takeover Laws.................................................    39
   8.11     Indemnification.....................................................    39
   8.12     Development of ACCESS Products......................................    40
   8.13     Termination of ACCESS Options.......................................    40
   8.14     Assumption of Certain Obligations...................................    40

ARTICLE 9 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE...................    40

   9.1      Conditions to Obligations of Each Party.............................    40
   9.2      Conditions to Obligations of Keryx..................................    41
   9.3      Conditions to Obligations of ACCESS.................................    42

ARTICLE 10 - TERMINATION........................................................    43

   10.1     Termination.........................................................    43
   10.2     Effect of Termination...............................................    44
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
ARTICLE 11 - MISCELLANEOUS......................................................    44

   11.1     Definitions.........................................................    44
   11.2     Expenses............................................................    56
   11.3     Brokers and Finders.................................................    56
   11.4     Entire Agreement....................................................    57
   11.5     Amendments..........................................................    57
   11.6     Waivers.............................................................    57
   11.7     Assignment..........................................................    58
   11.8     Notices.............................................................    58
   11.9     Governing Law.......................................................    59
   11.10    Counterparts........................................................    59
   11.11    Captions; Articles and Sections.....................................    59
   11.12    Interpretations.....................................................    59
   11.13    Enforcement of Agreement............................................    59
   11.14    Severability........................................................    59
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                                      iii

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of January 7, 2004, by and among KERYX BIOPHARMACEUTICALS, INC. ("Keryx"), a Delaware corporation; AXO ACQUISITION CORP. ("Mergersub"), a Delaware corporation; and ACCESS ONCOLOGY, INC. ("ACCESS"), a Delaware corporation.

                                    PREAMBLE

         The respective Boards of Directors of ACCESS, Mergersub and Keryx (in the case of Keryx, acting on the recommendation of a special committee appointed by the Board of Directors of Keryx (the "Keryx Special Committee")) are of the opinion that the transactions described herein are in the best interests of the Parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of ACCESS by Keryx pursuant to the merger of Mergersub with and into ACCESS. At the effective time of such Merger, the outstanding shares of the capital stock of ACCESS and outstanding warrants to purchase capital stock of ACCESS shall be converted into the right to receive shares of the common stock of Keryx, or cash in lieu thereof, upon the satisfaction of certain milestones following the closing of the transaction. As a result, stockholders of ACCESS shall have the potential to become stockholders of Keryx and ACCESS shall continue to conduct its business and operations as a wholly-owned subsidiary of Keryx. The transactions described in this Agreement are subject to (a) the approval of the holders of ACCESS Stock representing a majority of the voting power of all of the outstanding ACCESS Stock, voting together as a single class (the "ACCESS Stockholder Approval"), and (b) the satisfaction of certain other conditions described in this Agreement.

         This Agreement, originally executed by the parties on January 8, 2004, and revised and restated on January 13, 2004, constitutes the final agreement between the parties.

         Certain capitalized terms used in this Agreement are defined in Section
11.1 of this Agreement.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                  ARTICLE 1 - TRANSACTIONS AND TERMS OF MERGER

1.1 MERGER.

         Subject to the terms and conditions of this Agreement, at the Effective Time, Mergersub shall be merged with and into ACCESS in accordance with the provisions of Section 251 of the Delaware General Corporation Law ("DGCL") and with the effect provided in Section 259 of the DGCL (the "Merger"). ACCESS shall be the Surviving Corporation resulting from the Merger and shall become a wholly-owned Subsidiary of Keryx and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of ACCESS, Mergersub and Keryx and by Keryx, as the sole stockholder of Mergersub.

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1.2 TIME AND PLACE OF CLOSING.

         The closing of the Merger (the "Closing") will take place at 5:00 P.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

1.3 EFFECTIVE TIME.

         The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger ("Certificate of Merger") reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger and any other Consents required as a condition to closing, and (ii) the date on which ACCESS Stockholder Approval is obtained.

                          ARTICLE 2 - TERMS OF MERGER

2.1 CHARTER.

         The certificate of incorporation of Mergersub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed; provided, however, that such certificate of incorporation shall be amended to reflect that the name of the Surviving Corporation shall be "ACCESS Oncology, Inc.," or such other name as mutually agreed to by the Parties.

2.2 BYLAWS.

         The bylaws of Mergersub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed; provided, however, that such bylaws shall be amended to reflect that the name of the Surviving Corporation shall be "ACCESS Oncology, Inc.," or such other name as mutually agreed to by the Parties.

2.3 DIRECTORS AND OFFICERS.

         The directors of Mergersub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation. The officers of Mergersub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.

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                    ARTICLE 3 - MANNER OF CONVERTING SHARES

3.1 CONVERSION OF SHARES AND PAYMENT OF MERGER CONSIDERATION.

         Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Keryx, ACCESS, Mergersub or the stockholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

         (a) Each share of Mergersub Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of ACCESS Common Stock.

         (b) Each share of Participating Series A Preferred Stock shall cease to be outstanding and shall be converted into the right to receive from Keryx a portion of the Merger Consideration in an amount equal to the product of (i) the Preferred Merger Consideration times (ii) a fraction, the numerator of which shall be 1.50, and the denominator of which shall be the Preferred Amount.

         (c) Each share of Participating Series B Preferred Stock shall cease to be outstanding and shall be converted into the right to receive from Keryx a portion of the Merger Consideration in an amount equal to the product of (i) the Preferred Merger Consideration times (ii) a fraction, the numerator of which shall be 2.00, and the denominator of which shall be the Preferred Amount.

         (d) Each share of Participating Common Stock shall cease to be outstanding and shall be converted into the right to receive from Keryx a portion of the Common Merger Consideration in an amount equal to the product of
(i) the Common Merger Consideration times (ii) a fraction, the numerator of which shall be 1, and the denominator of which shall be the ACCESS Outstanding Shares. No Common Merger Consideration shall be distributed until the entire amount of the Preferred Merger Consideration has been distributed in accordance with the terms of this Agreement.

         (e) Upon the achievement of each Milestone, the Merger Consideration shall become due and payable to the holders of Participating Series A Preferred Stock, Participating Series B Preferred Stock and Participating Common Stock in accordance with Sections 3.1(b)-(d); provided, however, that the Merger Consideration, or a portion thereof, shall become immediately due and payable upon:

                  (i) the occurrence of a Qualifying Extraordinary Transaction, in accordance with Section 3.1(i),

                  (ii) the occurrence of a Divesting Transaction, in accordance with Section 3.1(j),

                  (iii) the occurrence of an initial public offering of ACCESS, in accordance with Section 3.1(k)

                  (iv) the occurrence of a strategic alliance, corporate partnership, disposition or Spin Off involving any of the ACCESS Products, in accordance with Section 3.1(l).

Each Milestone and each of the events set forth in Sections 3.1(e)(i)-(iv) are referred to herein as a "Triggering Event."

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         (f) No shares of Keryx Common Stock shall be issued as Merger
Consideration until and unless such issuance is approved by the affirmative vote of the stockholders of a majority of the shares of Keryx Common Stock issued and outstanding and entitled to vote at the next annual meeting to be held by Keryx (the "Keryx Annual Meeting") following the Effective Time, as further described in Section 8.2 (the "Keryx Stockholder Approval"). If, for any reason, the Keryx Stockholder Approval is not obtained at the Keryx Annual Meeting, or any subsequent annual meeting of stockholders prior to the payment of any Merger Consideration, each share of ACCESS Series A Preferred Stock, ACCESS Series B Preferred Stock and ACCESS Common Stock shall instead be converted into the right to receive cash having a value (as calculated in Section 3.1(g) below) equal to the Keryx Common Stock otherwise due and owing pursuant to this Agreement, such cash to be delivered in accordance with the terms of this Agreement.

         (g) For purposes of determining the value of Keryx Common Stock if (i) issuable pursuant to the achievement of any Triggering Event, each share of Keryx Common Stock shall be assigned a value equal to the average closing price for a share of Keryx Common Stock as quoted on the Nasdaq Stock Market (or, if the Keryx Common Stock is not traded on the Nasdaq Stock Market, by either (i) the average closing price per share as reported by the exchange on which the Keryx Common Stock is principally traded, or (ii) if not traded on any exchange, the average mean between the bid and offered prices for the Keryx Common Stock as quoted in the over-the-counter market) on the five consecutive trading days the third of which is the relevant Milestone Evaluation Date; provided, that if such Milestone Evaluation Date is not a trading day, such date shall be the next occurring trading day and (ii) issuable upon the occurrence of a Qualifying Extraordinary Transaction, Divesting Transaction, initial public offering of ACCESS, Spin Off or strategic alliance, corporate partnership or disposition involving any of the ACCESS Products, as set forth in Sections 3.1(i), (j), (k) and (l), each share of Keryx Common Stock shall be assigned a value equal to the closing price per share on the closing date of the transaction. Such valuation shall be used, among other things, for purposes of determining the value of Keryx Common Stock issued as Preferred Merger Consideration and for purposes of determining the amount of any cash payments pursuant to Sections 3.1(f) and 3.7.

         (h) Notwithstanding the foregoing provisions of this Section 3.1, no Merger Consideration shall be due and owing under this Agreement after ten (10) years from the date of this Agreement.

         (i) In the event of a Qualifying Extraordinary Transaction at or after the Effective Time, all of the Merger Consideration that has not previously been distributed shall become immediately due and payable to the holders of Participating Series A Preferred Stock, Participating Series B Preferred Stock, and Participating Common Stock.

         (j) In the event of a Divesting Transaction at or after the Effective Time, the Merger Consideration shall become immediately due and payable to the holders of Participating Series A Preferred Stock,

Participating Series B Preferred Stock, and Participating Common Stock, in an amount of shares of Keryx Common Stock equal to the quotient of (i) 50% of the Aggregate Consideration, divided by (ii) the value of one share of Keryx Common Stock calculated pursuant to Section 3.1(g); provided, that such amount shall not cause Keryx to have to issue Merger Consideration in excess of the 4,000,000 shares of Keryx Common Stock (or cash in lieu thereof) payable by Keryx as Merger Consideration pursuant to this Agreement and shall constitute the satisfaction of any and all further obligations of Keryx for the payment of Merger Consideration pursuant to this Agreement.

         (k) In the event of an initial public offering of ACCESS, or such Keryx Entity as shall own all or substantially all of any of the ACCESS Products, after the Effective Time, the Merger Consideration shall become immediately due and payable to the holders of Participating Series A Preferred Stock, Participating Series B Preferred Stock, and Participating Common Stock, in an amount of shares of Keryx Common Stock equal to the quotient of (i) 50% of the aggregate value of the ACCESS Stock held by any Keryx Entity immediately after such initial public offering (as calculated below), divided by (ii) the value of one share of Keryx Common Stock (as calculated pursuant to Section 3.1(g)); provided, that such amount shall not cause Keryx to have to issue Merger Consideration in excess of the 4,000,000 shares of Keryx Common Stock (or cash in lieu thereof) payable by Keryx as Merger Consideration pursuant to this Agreement. Subsequent Merger Consideration may be distributed with respect to ACCESS Product(s) involved in the public offering based on subsequent development of such ACCESS Product(s). For purposes of determining the value of ACCESS Stock for purposes of this Section 3.1(k), each share of ACCESS Stock shall be assigned a value equal to the average closing price for a share of ACCESS Stock as quoted on the Nasdaq Stock Market (or, if the ACCESS Stock is not traded on the Nasdaq Stock Market, by either (i) the average closing price per share as reported by the exchange on which the ACCESS Stock is principally traded, or (ii) if not traded on any exchange, the average mean between the bid and offered prices for the ACCESS Stock as quoted in the over-the-counter market) on the five consecutive trading days following the first trading day on which the ACCESS Stock is so traded following the effective time of the initial public offering.

              (i) In the event of a strategic alliance, corporate partnership or disposition involving any (but not all) of the ACCESS Products that includes an up front payment to any Keryx Entity (including any ACCESS Entity), or a purchase of an equity interest in any Keryx Entity (including any ACCESS Entity), in either case equal to or in excess of $20 million in value, then Merger Consideration of 1,000,000 shares of Keryx Common Stock that has not previously been distributed shall become distributable to the holders of Participating Series A Preferred Stock, Participating Series B Preferred Stock, and Participating Common Stock irrespective of the subsequent achievement or failure to achieve any Milestone. Subsequent Merger Consideration may be distributed with respect to ACCESS Product(s) involved in the strategic alliance, corporate partnership or other disposition based on subsequent development of such ACCESS Product(s) by any Keryx Entity, ACCESS Entity, corporate or strategic partner or purchaser of such ACCESS Product.

              (ii) If a Spin Off is consummated at or after the Effective Time, the Merger Consideration shall become immediately due and payable to the holders of Participating Series A Preferred Stock, Participating Series B Preferred Stock, and Participating Common Stock, in an amount of shares of Keryx Common Stock equal to 50% of (i) the market capitalization of the entity the securities of which are distributed in the Spin Off (the "Distributed Entity") (i.e., the total number of outstanding securities of the Distributed Entity, whether or not included in the public float, multiplied by the value per security determined as set forth below) divided by (ii) the value of one share of Keryx Common Stock (as calculated in Section 3.1(g)); provided, that such amount shall not cause Keryx to have to issue Merger Consideration in excess of the 4,000,000 shares of Keryx Common Stock (or cash in lieu thereof) payable by Keryx as Merger Consideration pursuant to this Agreement. Following a Spin Off, no Merger Consideration will be payable based on the development of the ACCESS Product(s) involved in the Spin Off, but the Merger Consideration payable with respect to other ACCESS Products will be unaffected. For purposes of determining the market capitalization of the Distributed Entity, the distributed securities of the Distributed Entity shall be assigned a value equal to by valuing such securities based on their average closing price as quoted on the Nasdaq Stock Market (or, if such securities are not traded on the Nasdaq Stock Market, by either (i) the average closing price per share as reported by the exchange on which the such securities are principally traded, or (ii) if not traded on any exchange, the average mean between the bid and offered prices for such securities as quoted in the over-the-counter market) on the five consecutive trading days following the first trading day on which such securities are so traded following the effective time of the Divesting Spin Off (or, if such securities are not quoted in the over the counter market, based on their fair value as determined in good faith by Keryx's Board of Directors). The record date for the Spin Off shall be deemed to be immediately after the record date for distribution of the Merger Consideration payable pursuant to this Section 3.1(l)(ii).

         (m) Notwithstanding any other provision contained in this Agreement, in no event shall Keryx deliver in excess of 4,000,000 shares of Keryx Common Stock (or cash in lieu thereof) as Merger Consideration pursuant to this Agreement, except as may be required pursuant to the anti-dilution provisions of Section 3.3.

3.2 CONVERSION OF ACCESS WARRANTS.

         (a) The holders of ACCESS Warrants may exercise such warrants at any time prior to the Effective Time in exchange for ACCESS Stock and in accordance with the terms and conditions of the ACCESS Warrants.

         (b) After the Effective Time, the ACCESS Warrants will remain outstanding and entitle the holders thereof the right to receive, upon the exercise of the ACCESS Warrants in accordance with their terms, the kind and amount of Merger Consideration that the holders would have been entitled to receive had such holders (i) in the case of Common Stock Warrants, exercised and converted the Common Stock Warrants held by them into shares of ACCESS Common Stock immediately prior to the Effective Time, and (ii) in the case of Series A Warrants or Series B Warrants, exercised and converted into shares of Series A Preferred Stock or Series B Preferred Stock, as applicable, and then converted the Series A Preferred Stock or the Series B Preferred Stock into ACCESS Common Stock. After the Effective Time, under no circumstances will the holders of Series A Warrants or Series B Warrants be entitled to receive, upon the exercise of the Series A Warrants or Series B Warrants, Series A Preferred Stock, Series B Preferred Stock or Preferred Merger Consideration in lieu thereof.

         (c) Not later than ten (10) business days after any Triggering Event, Keryx shall send a written notice of the Triggering Event to all holders of the ACCESS Warrants then outstanding. The notice shall state that the holders of the ACCESS Warrants may elect to exercise their warrants in exchange for a portion of the Common Merger Consideration, in accordance with the terms and conditions set forth in the warrants held by such holders and as set forth herein. The notice sent by Keryx also shall contain an exercise election form and other instructions necessary for the holders to properly exercise the warrants and tender the consideration due and owing upon such exercise to Keryx. The procedures set forth in this Section 3.2(c) shall be repeated by Keryx upon the occurrence of each Triggering Event.

         (d) Until the latest date upon which any of the ACCESS Warrants may be exercised in accordance with their terms, Keryx shall hold in escrow any Merger Consideration issuable to any holder of unexercised ACCESS Warrants. Keryx shall deliver the portion of such shares held in escrow underlying any ACCESS Warrants as promptly as practicable upon exercise of the ACCESS Warrants in accordance with their terms (or on any later date such Merger Consideration would otherwise be required to be distributed in accordance with the terms of this Agreement). Within 30 calendar days of the date after which none of the ACCESS Warrants are exercisable, Keryx shall deliver (the "Unexercised Warrant Share Distribution") any remaining amounts held in escrow, pro-rata, to the holders of Participating Common Stock as additional Common Merger Consideration.

3.3 ANTI-DILUTION PROVISIONS.

         In the event Keryx changes the number of shares of Keryx Common Stock issued and outstanding prior to the achievement of any Milestone as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock, the Merger Consideration shall be proportionately adjusted.

3.4 SHARES HELD BY ACCESS OR KERYX.

         Each of the shares of ACCESS Stock held by any ACCESS Entity or by any Keryx Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.5 DISSENTING STOCKHOLDERS.

         Any holder of shares of ACCESS Stock who perfects such holder's dissenters' rights in accordance with and as contemplated by Section 262 of the DGCL shall be entitled to receive from the Surviving Corporation the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the DGCL and surrendered to ACCESS the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of ACCESS fails to perfect, or effectively withdraws or loses, such holder's right to appraisal of and payment for such holder's shares, such stockholder shall be entitled to receive from Keryx the Merger Consideration to which such holder of shares of ACCESS Stock is entitled under this Article 3 upon surrender by such holder of the certificate or certificates representing the shares of ACCESS Stock held by such holder. If and only to the extent required by applicable Law, the Surviving Corporation will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Surviving Corporation.

3.6 TREATMENT OF STOCK OPTIONS.

         At the Effective Time, each option or other Equity Right to purchase shares of ACCESS Stock pursuant to stock options, stock appreciation rights, or otherwise, but excluding the ACCESS Warrants, Series A Preferred Stock and Series B Preferred Stock (the "ACCESS Options"), outstanding at the Effective Time that are held by individuals who are, as of the Effective Time, employed by Keryx, or who are listed on a schedule of ACCESS employees who are to be employed by any Keryx Entity (including ACCESS) immediately after the Effective Time, whether or not exercisable, shall be cancelled in accordance with the terms of the ACCESS Stock Plan (or other instrument or agreement governing the Equity Right) and applicable Law, and shall not be assumed by the Surviving Corporation and no consideration shall be delivered in exchange therefor. Immediately prior to the Effective Time, ACCESS shall take all actions necessary so that all other ACCESS Options then outstanding shall become fully vested and exercisable (whether or not currently exercisable) and, at the Effective Time, each such ACCESS Option not theretofore exercised shall be cancelled in accordance with the terms of the ACCESS Stock Plan (or other instrument or agreement governing the Equity Right) and applicable Law, and shall not be assumed by the Surviving Corporation and no consideration shall be delivered in exchange therefor. At the Effective Time, each of the ACCESS Options shall no longer represent the right to purchase shares of ACCESS Stock and shall be null and void.

3.7 FRACTIONAL SHARES.

         No fraction of a share of Keryx Common Stock shall be issued by virtue of the Merger, but in lieu thereof each holder of shares of ACCESS Stock who would otherwise be entitled to a fraction of a share of Keryx Common Stock (after aggregating all fractional shares of Keryx Common Stock that otherwise would be received by such holder in any one distribution following a Milestone) shall, upon surrender of such holders Certificate or Certificates, receive from Keryx an amount of cash, without interest, equal to the product of (i) such fraction, multiplied by (ii) the value of Keryx Common Stock as determined pursuant to Section 3.1(g).

                         ARTICLE 4 - EXCHANGE OF SHARES

4.1 EXCHANGE PROCEDURES.

         (a) At the Closing, Keryx or Keryx's transfer agent or other exchange agent selected by Keryx (the "Exchange Agent") shall send to the holders of ACCESS Stock immediately prior to the Effective Time a letter of transmittal (the "Letter of Transmittal") which shall be completed and returned by such holders and shall instruct such holders to tender to Keryx the certificate or certificates which represented shares of ACCESS Stock held by all such holders immediately prior to the Effective Time (the "Certificates"), together with instructions for delivery, by United States registered mail, return receipt requested, of any Merger Consideration. Keryx or the Exchange Agent, as applicable, shall maintain a list of such delivery instructions. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of
(i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Keryx and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the Merger Consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall be converted as and when due in accordance with Article 3 of this Agreement. In addition, Keryx or the Exchange Agent shall maintain a list of the holders of ACCESS Warrants that have not been exercised prior to the Effective Time which list shall be used for the purpose of sending the notices to the holders of ACCESS Warrants, as provided in Section 3.2. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the consideration provided in Section 3.1.

         (b) A holder of ACCESS Stock or ACCESS Warrants immediately preceding the Effective Time may not transfer or assign the right to receive the Merger Consideration to any other Person; provided, that, (a) any such former ACCESS stockholder or holder of ACCESS

Warrants who is an individual may transfer or assign the right to receive the Merger Consideration (i) in any transaction that is principally for estate planning purposes, to (A) any of such holder's siblings, parents, issue, nephews and nieces, (B) the spouse of the holder or any person listed in clause (A) above, (C) any trust formed for estate planning purposes of which such holder and/or any such person described in clause (A) and/or (B) above are collectively the sole beneficiaries, or (D) any entity collectively wholly-owned by such holder and/or one or more of the persons described in any of the preceding clauses (A) through (C) or (ii) to any beneficiary, executor, trust, legal guardian or legal representative upon the death or disability of such holder, and (b) any such holder that is an entity may transfer or assign the right to receive the Merger Consideration to a non-individual affiliate of such entity or to the holders (whether or not individuals) of equity or profits interests in such entity as a dividend or distribution, in each case if such holder or (in the case of an individual) his or her duly authorized representative provides to Keryx signed, written notice of the transfer or assignment with instructions specifying to whom the Merger Consideration should be issued no later than the record date for the relevant Distribution, such notice to be in a form reasonably satisfactory to Keryx or the Exchange Agent.

         (c) Within thirty (30) business days of the occurrence of any Triggering Event, Keryx shall make available to the Exchange Agent for distribution in accordance with this Section 4.1 the shares of Keryx Common Stock, or, if Keryx Stockholder Approval is not timely obtained, cash in lieu thereof, issuable pursuant to this Agreement; provided, however, that no distribution shall be required to be made until thirty (30) business days after the Keryx Annual Meeting. At such time, Keryx and ACCESS shall cause the Exchange Agent to deliver to each holder of ACCESS Stock that has tendered the Certificates and to each holder of ACCESS Warrants who has properly exercised such warrants in accordance with Section 3.2, the Merger Consideration due and owing pursuant to Section 3.1. Merger Consideration payable in cash may be delivered by check representing immediately payable or next-day funds.

         (d) Keryx shall notify the Exchange Agent upon the payment in full of the Preferred Merger Consideration (and the allocation between Preferred and Common Merger Consideration in the distribution that will include such payment in full).

         (e) Keryx shall not be obligated to deliver the Merger Consideration to which any former holder of ACCESS Stock is entitled pursuant to this Agreement until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 4.1. In addition, Keryx shall not be obligated to deliver the Merger Consideration to any holder of ACCESS Warrants unless such holder has properly completed and returned the exercise election form in accordance with the terms of the warrants.

         (f) Each of Keryx, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of ACCESS Stock, or holder of ACCESS Warrants who properly exercises such warrants in accordance with the terms hereof, such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld by Keryx, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of ACCESS Stock, or holder of ACCESS Warrants who properly exercises such warrants in accordance with the terms hereof, in respect of which such deduction and withholding was made by Keryx, the Surviving Corporation or the Exchange Agent, as the case may be.

         (g) Any other provision of this Agreement notwithstanding, none of Keryx, the Surviving Corporation or the Exchange Agent shall be liable to a holder of ACCESS Stock, or holder of ACCESS Warrants who properly exercises such warrants in accordance with the terms hereof, for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

4.2 RIGHTS OF FORMER ACCESS STOCKHOLDERS.

         At the Effective Time, the stock transfer books of ACCESS shall be closed as to holders of ACCESS Stock immediately prior to the Effective Time and no transfer of ACCESS Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of
Section 4.1, each Certificate theretofore representing shares of ACCESS Stock (other than shares to be canceled pursuant to Sections 3.4 or as to which statutory dissenters' rights have been perfected as provided in Section 3.5) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by ACCESS in respect of such shares of ACCESS Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. In the event that a dividend or other distribution is declared by Keryx on the Keryx Common Stock, the record date for which is at or after the occurrence of any Triggering Event, the declaration shall include dividends or other distributions on all shares of Keryx Common Stock then issuable pursuant to this Agreement as a result of the occurrence of such Triggering Event, but no dividend or other distribution payable to the holders of record of Keryx Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 4.1. However, upon surrender of such Certificate, any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate. No dividends or other distributions declared by Keryx on the Keryx Common Stock, the record date for which is after the Effective Time but prior to the occurrence of any Triggering Event, shall be delivered and paid to the holders of ACCESS Stock with respect to any Keryx Common Stock delivered in connection with such Triggering Event.

              ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF ACCESS

         ACCESS hereby represents and warrants to Keryx and Mergersub as follows:

5.1 ORGANIZATION, STANDING, AND POWER.

         ACCESS is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. ACCESS is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an ACCESS Material Adverse Effect. The minute book and other organizational documents for ACCESS have been made available to Keryx for its review and, except as disclosed in Section 5.1 of the ACCESS Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors (including any committees of the Board of Directors) and stockholders thereof.

5.2 AUTHORITY OF ACCESS; NO BREACH BY AGREEMENT.

         (a) ACCESS has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the adoption and approval of this Agreement and the Merger by ACCESS's stockholders in accordance with this Agreement and Delaware law, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of ACCESS, subject to receipt of the ACCESS Stockholder Approval, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by ACCESS. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of ACCESS, enforceable against ACCESS in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

         (b) Neither the execution and delivery of this Agreement by ACCESS, nor the consummation by ACCESS of the transactions contemplated hereby, nor compliance by ACCESS with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of ACCESS's certificate of incorporation or bylaws or the certificate or articles of incorporation or bylaws of any ACCESS Subsidiary or any resolution adopted by the board of directors or the shareholders of any ACCESS Entity, or (ii) except as disclosed in Section 5.2 of the ACCESS Disclosure Memorandum and subject to receipt of the requisite Consents referred to in Section 9.1(c), constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any ACCESS Entity under, any Contract or Permit of any ACCESS Entity, other than Defaults that are not reasonably likely to have, and Consents which, if not obtained, are not reasonably likely to have, individually or in the aggregate, an ACCESS Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any ACCESS Entity or any of their respective material Assets, other than Defaults that are not reasonably likely to have, and Consents which, if not obtained, are not reasonably likely to have, individually or in the aggregate, an ACCESS Material Adverse Effect.

         (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by ACCESS of the Merger and the other transactions contemplated in this Agreement.

5.3 CAPITAL STOCK.

         (a) The authorized capital stock of ACCESS consists of (i) 25,000,000 shares of ACCESS Common Stock, of which 10,877,516 shares are issued and outstanding as of the date of this Agreement, (ii) 4,000,000 shares of Series A Preferred Stock, of which 3,129,998 shares are issued and outstanding, and (iii) 900,000 shares of Series B Preferred Stock, of which 837,500 shares are issued and outstanding, and (iv) 5,100,000 shares of undesignated preferred stock, par value $0.001 per share, none of which are issued and outstanding. All of the issued and outstanding shares of capital stock of ACCESS are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of ACCESS has been issued in violation of any preemptive rights of the current or past stockholders of ACCESS.

         (b) Except as set forth in Section 5.3(a), or as disclosed in Section 5.3(b) of the ACCESS Disclosure Memorandum, there are no shares of capital stock or other equity securities of ACCESS outstanding and no outstanding Equity Rights relating to the capital stock of ACCESS. Except as specifically contemplated by this Agreement, no Person has any Contract or Equity Right for the purchase, subscription or issuance of any securities of ACCESS.

5.4 ACCESS SUBSIDIARIES.

         ACCESS has disclosed in Section 5.4 of the ACCESS Disclosure Memorandum each of the ACCESS Subsidiaries that is a corporation (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and each of the ACCESS Subsidiaries that is a general or limited partnership, limited liability company, or other non-corporate entity (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 5.4 of the ACCESS Disclosure Memorandum, ACCESS or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each ACCESS Subsidiary. No capital stock (or other equity interest) of any ACCESS Subsidiary is or may become required to be issued (other than to another ACCESS Entity) by reason of any Equity Rights, and there are no Contracts by which any ACCESS Subsidiary is bound to issue (other than to another ACCESS Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any ACCESS Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any ACCESS Subsidiary (other than to another ACCESS Entity). There are no Contracts relating to the rights of any ACCESS Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any ACCESS Subsidiary. All of the shares of capital stock (or other equity interests) of each ACCESS Subsidiary held by an

ACCESS Entity are fully paid and nonassessable and are owned by the ACCESS Entity free and clear of any Lien. Except as disclosed in Section 5.4 of the ACCESS Disclosure Memorandum, each ACCESS Subsidiary is a corporation and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each ACCESS Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an ACCESS Material Adverse Effect. The minute book and other organizational documents for each ACCESS Subsidiary have been made available to Keryx for its review, and, except as disclosed in Section 5.4 of the ACCESS Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

5.5 FINANCIAL STATEMENTS.

         ACCESS has disclosed in Section 5.5 of the ACCESS Disclosure Memorandum all ACCESS Financial Statements for periods ended prior to the date hereof and will deliver to Keryx copies of all ACCESS Financial Statements prepared subsequent to the date hereof. The ACCESS Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the ACCESS Entities, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly in all material respects the consolidated financial position of the ACCESS Entities as of the dates indicated and consolidated results or operations, changes in shareholders' equity, and cash flows of the ACCESS Entities for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material in amount or effect).

5.6 ABSENCE OF UNDISCLOSED LIABILITIES.

         No ACCESS Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, an ACCESS Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of ACCESS as of December 31, 2003, included in the ACCESS Financial Statements delivered prior to the date of this Agreement, or reflected in the notes thereto. No ACCESS Entity has incurred or paid any Liability since December 31, 2003, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, an ACCESS Material Adverse Effect, (ii) as required by ACCESS' Contracts, or (iii) in connection with the transactions contemplated by this Agreement.

5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS.

         Since December 31, 2003, except as disclosed in Section 5.7 of the ACCESS Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, an ACCESS Material Adverse Effect, and (ii) none of the ACCESS Entities has taken any action, or failed to take any action, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of ACCESS provided in Article 7.

5.8 TAX MATTERS.

         (a) All ACCESS Entities have timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all respects. None of the ACCESS Entities is the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the ACCESS Entities (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the ACCESS Entities. No claim has ever been made by an authority in a jurisdiction where any ACCESS Entity does not file a Tax Return that such ACCESS Entity may be subject to Taxes by that jurisdiction.

         (b) None of the ACCESS Entities has received any notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits or examinations regarding any Taxes of any ACCESS Entity or the Assets of any ACCESS Entity. None of the ACCESS Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

         (c) Each ACCESS Entity has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

         (d) The unpaid Taxes of each ACCESS Entity (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such ACCESS Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the ACCESS Entities in filing their Tax Returns.

         (e) None of the ACCESS Entities is a party to any Tax allocation or sharing agreement and none of the ACCESS Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was ACCESS) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which ACCESS is parent), or as a transferee or successor, by contract or otherwise.

         (f) During the five-year period ending on the date hereof, none of the ACCESS Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

         (g) None of the ACCESS Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G of the Internal Revenue Code. ACCESS has not been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(1)(A)(ii).

         (h) Each of the ACCESS Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, an ACCESS Material Adverse Effect.

         (i) No ACCESS Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

5.9 ASSETS.

         (a) Except as disclosed in Section 5.9 of the ACCESS Disclosure Memorandum or as disclosed or reserved against in the ACCESS Financial Statements, the ACCESS Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have an ACCESS Material Adverse Effect. All tangible properties used in the businesses of the ACCESS Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with ACCESS's past practices.

         (b) All Assets which are material to ACCESS's business on a consolidated basis, held under leases or subleases by any of the ACCESS Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

         (c) The ACCESS Entities currently maintain the insurance described in
Section 5.9(c) of the ACCESS Disclosure Memorandum. None of the ACCESS Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or
(ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any ACCESS Entity under such policies.

5.10 INTELLECTUAL PROPERTY.

         Each ACCESS Entity owns or has a license to use all of the Intellectual Property used by such ACCESS Entity in the course of its business, including sufficient rights in each copy possessed by each ACCESS Entity. Each ACCESS Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such ACCESS Entity in connection with such ACCESS Entity's business operations, and such ACCESS Entity has the right to convey by sale or license any Intellectual Property so conveyed. Except as set forth in Section 5.10 of the ACCESS Disclosure Memorandum, no ACCESS Entity is in Default under any of its Intellectual Property licenses. No proceedings are pending or to the Knowledge of ACCESS threatened, which challenge the rights of any ACCESS Entity with respect to Intellectual Property used, sold or licensed by such ACCESS Entity in the course of its business, nor, to the Knowledge of ACCESS, has any person claimed or alleged any rights to such Intellectual Property in conflict with those of ACCESS. To the Knowledge of ACCESS, the conduct of the business of the ACCESS Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 5.10 of the ACCESS Disclosure Memorandum, no ACCESS Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.10 of the ACCESS Disclosure Memorandum, every officer or employee of any ACCESS Entity is a party to a Contract which requires such officer or employee to assign any interest in any Intellectual Property related to any ACCESS Entity to an ACCESS Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of an ACCESS Entity, and, to the Knowledge of ACCESS, after due inquiry, no such officer or employee is party to any Contract with any Person other than an ACCESS Entity which requires such officer or employee to assign any interest in any Intellectual Property related to any ACCESS Entity to any Person other than an ACCESS Entity.

5.11 ENVIRONMENTAL MATTERS.

         (a) Each ACCESS Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, an ACCESS Material Adverse Effect.

         (b) There is no Litigation pending or, to the Knowledge of ACCESS, threatened before any court, governmental agency, or authority or other forum in which any ACCESS Entity or any of its Operating Properties or Participation Facilities (or ACCESS in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any ACCESS Entity or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, an ACCESS Material Adverse Effect, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, an ACCESS Material Adverse Effect.

         (c) During the period of (i) any ACCESS Entity's ownership or operation of any of their respective current properties, (ii) any ACCESS Entity's participation in the management of any Participation Facility, or (iii) any ACCESS Entity's holding of a security interest in any Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, an ACCESS Material Adverse Effect. Prior to the period of (i) any ACCESS Entity's ownership or operation of any of their respective current properties, (ii) any ACCESS Entity's participation in the management of any Participation Facility, or (iii) any ACCESS Entity's holding of a security interest in any Operating Property, to the Knowledge of ACCESS, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, an ACCESS Material Adverse Effect.

5.12 COMPLIANCE WITH LAWS.

         Each ACCESS Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, an ACCESS Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults are not reasonably likely to have, individually or in the aggregate, an ACCESS Material Adverse Effect. Except as disclosed in Section 5.12 of the ACCESS Disclosure Memorandum, none of the ACCESS Entities:

         (a) is in Default under any of the provisions of its certificate or articles of incorporation or bylaws (or other governing instruments);

         (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, an ACCESS Material Adverse Effect; or

         (c) since January 1, 1999, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any ACCESS Entity is not, or may not be, in compliance with any Laws or Orders, where such noncompliance is reasonably likely to have, individually or in the aggregate, an ACCESS Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, an ACCESS Material Adverse Effect, or (iii) requiring any ACCESS Entity to enter into or consent to the issuance of a cease and desist order, injunction formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices; or

         (d) has effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act")) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any ACCESS Entity; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of any ACCESS Entity; and no ACCESS Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. Except as set forth in Section
5.12 of the ACCESS Disclosure Memorandum, none of any ACCESS Entity's employees has suffered an "employment loss" (as defined in the WARN Act) since six months prior to the Closing Date.

         (e) Each Person who is engaged by an ACCESS Entity as an independent contractor meets the standards under all Laws (including Treasury Regulations under the Internal Revenue Code and federal and state labor and employment Laws) as independent contractors, except to the extent the failure to meet such standards is not reasonably likely to have, individually or in the aggregate, an ACCESS Material Adverse Effect. Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Keryx.

5.13 LABOR RELATIONS.

         (a) No ACCESS Entity is the subject of any Litigation asserting that it or any other ACCESS Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other ACCESS Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any ACCESS Entity party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to ACCESS's relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving any ACCESS Entity pending or threatened and there has been no such actions or disputes in the past five years. To the Knowledge of ACCESS, in the past five years, there has not been any attempt by any ACCESS Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any ACCESS Entity. Except as disclosed in
Section 5.13 of the ACCESS Disclosure Memorandum, the employment of each employee and the engagement of each independent contractor of each ACCESS Entity is terminable at will by the relevant ACCESS Entity without any penalty, liability or severance obligation incurred by any ACCESS Entity. No ACCESS Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, other than (i) wages payable for the payroll period during which the Closing Date occurs, (ii) any regularly recurring contractual payments to independent contractors for the contract period(s) during which the Closing Date occurs and (iii) accrued vacation pay and sick leave in accordance with ACCESS's policies.

         (b) All of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

5.14 EMPLOYEE BENEFIT PLANS

         (a) ACCESS has disclosed in Section 5.14 of the ACCESS Disclosure Memorandum, and has delivered or made available to Keryx prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any ACCESS Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "ACCESS Benefit Plans") and (ii) a list of each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) but for which the ACCESS Entity or ERISA Affiliate has or reasonably could have any obligation or Liability. Any of the ACCESS Benefit Plans which is an "employee pension benefit plan," as that term is defined in ERISA Section 3(2), is referred to herein as a "ACCESS ERISA Plan." Each ACCESS ERISA Plan which is also a "defined benefit plan" (as defined in Internal Revenue Code Section 414(j)) is referred to herein as a "ACCESS Pension Plan."

         (b) ACCESS has delivered to Keryx prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service ("IRS"), the United States Department of Labor ("DOL") or the Pension Benefit Guaranty Corporation during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2001-17 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, and
(v) the most recent summary plan descriptions and any material modifications thereto.

         (c) Each ACCESS Benefit Plan is in compliance with the terms of such ACCESS Benefit Plan, in compliance with the applicable requirements of the Internal Revenue Code, in material compliance with the applicable requirements of ERISA, and in compliance with any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, an ACCESS Material Adverse Effect. Each ACCESS ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS that is still in effect and applies to the ACCESS ERISA Plan as amended and as administered or, within the time permitted under Internal Revenue Code Section 401(b), has timely applied for a favorable determination letter which when issued will apply retroactively to the ACCESS ERISA Plan as amended and as administered. ACCESS is not aware of any circumstances likely to result in revocation of any such favorable determination letter. ACCESS has not received any communication (written or unwritten) from any government agency questioning or challenging the compliance of any ACCESS Benefit Plan with applicable Laws. No ACCESS Benefit Plan is currently being audited by a governmental agency for compliance with applicable Laws or has been audited with a determination by the governmental agency that the Employee Benefit Plan failed to comply with applicable Laws.

         (d) There has been no oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of ACCESS which is not in accordance with the written or otherwise preexisting terms and provisions of such plans other than representations and communications that are not reasonably likely to have, individually or in the aggregate, an ACCESS Material Adverse Effect. Neither ACCESS nor any administrator or fiduciary of any ACCESS Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject ACCESS or Keryx to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the ACCESS Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any ACCESS Benefit Plan.

         (e) All ACCESS Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the ACCESS Benefit Plans are correct and complete, have been timely filed with the IRS, the DOL or distributed to participants of the ACCESS Benefit Plans (as required by Law), and there have been no changes in the information set forth therein.

         (f) To the Knowledge of ACCESS, no "party in interest" (as defined in ERISA Section 3(14)) or "disqualified person" (as defined in Internal Revenue Code Section 4975(e)(2)) of any ACCESS Benefit Plan has engaged in any nonexempt "prohibited transaction" (described in Internal Revenue Code Section 4975(c) or ERISA Section 406).

         (g) For any ACCESS Pension Plan, the fair market value of such ACCESS Pension Plan's assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date by all present or former participants in such ACCESS Pension Plan. For this purpose the assumptions prescribed by the Pension Benefit Guaranty Corporation for valuing plan assets or liabilities upon plan termination shall be applied and the term "benefits" shall include the value of all benefits, rights and features protected under Internal Revenue Code
Section 411(d)(6) or its successors and any ancillary benefits (including disability, shutdown, early retirement and welfare benefits) provided under any such employee pension benefit plan and all "benefit liabilities" as defined in ERISA Section 4001(a)(16). Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of the ACCESS Pension Plan, (ii) no change in the actuarial assumptions with respect to any ACCESS Pension Plan, and (iii) no increase in benefits under any ACCESS Pension Plan as a result of ACCESS Pension Plan amendments or changes in any applicable Law which is reasonably likely to have, individually or in the aggregate, a material adverse effect on the funding status of such ACCESS Pension Plan. All contributions with respect to an Employee Benefit Plan of ACCESS, or any of its ERISA Affiliates that is subject to Internal Revenue Code
Section 412 or ERISA Section 302 have or will be timely made and, with respect to any such Employee Benefit Plan, there is no Lien nor is there expected to be a Lien under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971. No ACCESS Pension Plan has a "liquidity shortfall" as defined in Internal Revenue Code Section 412(m)(5). Neither ACCESS nor any of its ERISA Affiliates is subject to or can reasonably be expected to become subject to a Lien under Internal Revenue Code Section 401(a)(29). All premiums required to be paid under ERISA Section 4006 have been timely paid by ACCESS and by its ERISA Affiliates.

         (h) No Liability under Title IV of ERISA has been or is expected to be incurred by ACCESS or its ERISA Affiliates and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by ACCESS or its ERISA Affiliates with respect to any ongoing, frozen, or terminated single-employer plan of ACCESS or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have an ACCESS Material Adverse Effect. There has been no "reportable event," within the meaning of ERISA Section 4043 for which the 30-day reporting requirement has not been waived by any ongoing, frozen, or terminated single employer plan of ACCESS or of an ERISA Affiliate.

         (i) Except as disclosed in Section 5.14 of the ACCESS Disclosure Memorandum, no ACCESS Entity has any Liability for retiree health and life benefits under any of the ACCESS Benefit Plans and there are no restrictions on the rights of such ACCESS Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder except to the extent required under Part 6 of Title I of ERISA or Internal Revenue Code Section 4980B. No Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred with respect to any ACCESS Benefit Plan and no circumstance exists which could give rise to such Taxes.

         (j) Except as disclosed in Section 5.14 of the ACCESS Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any ACCESS Entity from any ACCESS Entity under any ACCESS Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any ACCESS Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

         (k) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any ACCESS Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Internal Revenue Code Section 412 or ERISA Section 302, have been fully reflected on the ACCESS Financial Statements to the extent required by and in accordance with GAAP.

         (l) All individuals who render services to any ACCESS Entity and who are authorized to participate in an ACCESS Benefit Plan pursuant to the terms of such ACCESS Benefit Plan are in fact eligible to and authorized to participate in such ACCESS Benefit Plan. All individuals participating in (or eligible to participate in) any ACCESS Benefit Plan are common-law employees of an ACCESS Entity.

         (m) On or after September 26, 1980, neither ACCESS nor any of its ERISA Affiliates has had an "obligation to contribute" (as defined in ERISA Section
4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).

5.15 MATERIAL CONTRACTS.

         Except as disclosed in Section 5.15 of the ACCESS Disclosure Memorandum or otherwise reflected in the ACCESS Financial Statements, none of the ACCESS Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound by: (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any ACCESS Entity or the guarantee by any ACCESS Entity of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any ACCESS Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among ACCESS Entities, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and commercially available "off the shelf" software licenses), (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $100,000), and (vii) any other Contract (other than a lease of real property) or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by ACCESS with the SEC as of the date of this Agreement if ACCESS were subject to the reporting requirements of the Exchange Act (together with all Contracts referred to in Sections 5.10 and 5.14(a) and all Contracts for the lease of real property by any ACCESS Entity, the "ACCESS Contracts"). With respect to each ACCESS Contract and except as disclosed in Section 5.15 of the ACCESS Disclosure Memorandum: (A) the Contract is in full force and effect; (B) no ACCESS Entity is in Default thereunder, unless such Default is not reasonably likely to have, individually or in the aggregate, an ACCESS Material Adverse Effect; (C) no ACCESS Entity has repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of ACCESS, in Default or has repudiated or waived any material provision thereunder. All of the indebtedness of any ACCESS Entity for money borrowed is prepayable at any time by such ACCESS Entity without penalty or premium.

5.16 PRIVACY OF PATIENT INFORMATION

         (a) ACCESS is the sole owner of all individually identifiable personal information ("IIPI") relating to patients and clinical data collected with respect to the ACCESS Products that will be transferred to Keryx pursuant to this Agreement. For purposes of this Section 5.16, "IIPI" means any information relating to an identified or identifiable natural Person.

         (b) ACCESS's collection and use of such IIPI and the use of such IIPI by the Surviving Corporation as contemplated by this Agreement complies with ACCESS's privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, the Health Insurance Portability and Accountability Act of 1996 and all other applicable state, federal and foreign privacy Laws, and any Contract or industry standard relating to privacy.

5.17 LEGAL PROCEEDINGS.

         There is no Litigation instituted or pending, or, to the Knowledge of ACCESS, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against any ACCESS Entity, or against any director, officer or employee in their capacities as such or Employee Benefit Plan of any ACCESS Entity, or against any Asset of any of them, that is reasonably likely to have, individually or in the aggregate, an ACCESS Material Adverse Effect, nor are there any Orders outstanding against any ACCESS Entity, that are reasonably likely to have, individually or in the aggregate, an ACCESS Material Adverse Effect. Section 5.17(a) of the ACCESS Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any ACCESS Entity is a party and which names an ACCESS Entity as a defendant or cross-defendant.
Section 5.17(b) of the ACCESS Disclosure Memorandum contains a summary of all Orders to which any ACCESS Entity is subject.

5.18 STATEMENTS TRUE AND CORRECT.

         (a) No statement, certificate, instrument, or other writing furnished or to be furnished by any ACCESS Entity or any Affiliate thereof to Keryx pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) All documents that any ACCESS Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

5.19 STATE TAKEOVER LAWS.

         Each ACCESS Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws, including
Section 203 of the DGCL (collectively, "Takeover Laws").

5.20 BOARD RECOMMENDATION.

         The Board of Directors of ACCESS, at a meeting duly called and held, has by unanimous vote of the independent directors, acting in accordance with
Section 144 of the DGCL, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the transactions contemplated thereby, taken together, are fair to and in the best interests of the stockholders and (ii) resolved to recommend that the holders of the shares of ACCESS Stock approve and adopt this Agreement.

              ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF KERYX

         Keryx and Mergersub hereby represent and warrant to ACCESS as follows:

6.1 ORGANIZATION, STANDING, AND POWER.

         Keryx is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Keryx is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Keryx Material Adverse Effect.

6.2 AUTHORITY; NO BREACH BY AGREEMENT.

         (a) Keryx has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Keryx. This Agreement represents a legal, valid, and binding obligation of Keryx, enforceable against Keryx in accordance with its terms.

         (b) Neither the execution and delivery of this Agreement by Keryx, nor the consummation by Keryx of the transactions contemplated hereby, nor compliance by Keryx with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Keryx's certificate of incorporation or bylaws, or (ii) subject to receipt of the requisite Consents referred to in Sections 9.1(b) and 9.1(c), constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Keryx Entity under, any Contract or Permit of any Keryx Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Keryx Material Adverse Effect, or,
(iii) subject to receipt of the requisite Consents referred to in Sections 9.1(b) and 9.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Keryx Entity or any of their respective material Assets (including any Keryx Entity or any ACCESS Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Keryx Entity or any ACCESS Entity being reassessed or revalued by any Regulatory Authority ).

         (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and the rules of Nasdaq, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Keryx of the Merger and the other transactions contemplated in this Agreement.

6.3 CAPITAL STOCK.

         (a) The authorized capital stock of Keryx consists of (i) 40,000,000 shares of Keryx Common Stock, of which 24,980,773 shares are issued and outstanding as of the date of this

Agreement, and (ii) 5,000,000 shares of Keryx Preferred Stock, none of which is issued and outstanding. All of the issued and outstanding shares of Keryx capital stock are, and all of the shares of Keryx Common Stock, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable. None of the outstanding shares of Keryx capital stock has been, and none of the shares of Keryx Common Stock, when issued in accordance with the terms of this Agreement, will be, issued in violation of any preemptive rights of the current or past stockholders of Keryx.

         (b) Except as set forth in Section 6.3(a), or as disclosed in Section
6.3 of the Keryx Disclosure Memorandum, there are no shares of capital stock or other equity securities of Keryx outstanding and no outstanding Equity Rights relating to the capital stock of Keryx.

6.4 SEC FILINGS; FINANCIAL STATEMENTS.

         Keryx has timely filed and made available to ACCESS all SEC Documents required to be filed by Keryx since December 31, 1999 (together with all such SEC Documents filed, whether or not required to be filed, from and after December 31, 1999 until the Effective Time, the "Keryx SEC Reports"). The Keryx SEC Reports (i) at the time filed, complied or will comply in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not or will not, at the time they were or are filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Keryx SEC Reports or necessary in order to make the statements in such Keryx SEC Reports, in light of the circumstances under which they were made, not misleading. No Keryx Subsidiary is required to file any SEC Documents.

         (a) Each of the Keryx Financial Statements (including, in each case, any related notes) contained in the Keryx SEC Reports, including any Keryx SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present in all material respects the consolidated financial position of Keryx and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

6.5 ABSENCE OF UNDISCLOSED LIABILITIES.

         No Keryx Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Keryx Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Keryx as of December 31, 2002 and September 30, 2003, included in the Keryx Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No Keryx Entity has incurred or paid any Liability since

September 30, 2003, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Keryx Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

6.6 ABSENCE OF CERTAIN CHANGES OR EVENTS.

         Since September 30, 2003, except as disclosed in Section 6.6 of the Keryx Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Keryx Material Adverse Effect, and (ii) none of the Keryx Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Keryx provided in Article 7.

6.7 COMPLIANCE WITH LAWS.

         Each Keryx Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Keryx Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a Keryx Material Adverse Effect. Except as disclosed in Section
6.7 of the Keryx Disclosure Memorandum or in the Keryx SEC Reports filed prior to the date of this Agreement, none of the Keryx Entities:

         (a) is in Default under its articles or certificate of incorporation or bylaws (or other governing instruments); or

         (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a Keryx Material Adverse Effect; or

         (c) since January 1, 1999, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Keryx Entity is not, or may not be, in compliance with any Laws or Orders, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Keryx Material Adverse Effect, (ii) threatening to revoke any Permits, or (iii) requiring any Keryx Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its employment decisions, its employment or safety policies or practices.

6.8 LEGAL PROCEEDINGS.

         Except as disclosed in Section 6.8 of the Keryx Disclosure Memorandum or in the Keryx SEC Reports filed prior to the date of this Agreement, there is no Litigation instituted or pending, or, to the Knowledge of Keryx, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against any Keryx Entity, or against any director, employee or employee benefit plan of any Keryx Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Keryx Entity.

6.9      STATEMENTS TRUE AND CORRECT.

         (a) No statement, certificate, instrument or other writing furnished or to be furnished by any Keryx Entity or any Affiliate thereof to ACCESS pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) All documents that any Keryx Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

6.10     AUTHORITY OF MERGERSUB.

         Mergersub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware as a wholly owned Subsidiary of Keryx. The authorized capital stock of Mergersub shall consist of 1,000 shares of Mergersub Common Stock, 100 shares of which are validly issued and outstanding, fully paid and nonassessable and is owned by Keryx free and clear of any Lien. Mergersub has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Mergersub. This Agreement represents a legal, valid, and binding obligation of Mergersub, enforceable against Mergersub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Keryx, as the sole stockholder of Mergersub, has voted prior to the Effective Time the shares of Mergersub Common Stock in favor of adoption and approval of this Agreement, as and to the extent required by applicable Law.

6.11     BOARD RECOMMENDATION.

         The Board of Directors of Keryx, at a meeting duly called and held, and the Keryx Special Committee, by unanimous vote of its members, have each determined that this Agreement and the transactions contemplated hereby, including the Merger, and the transactions contemplated thereby, taken together, are fair to and in the best interests of the stockholders.

              ARTICLE 7 - CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1      AFFIRMATIVE COVENANTS OF ACCESS.

         From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Keryx shall have been obtained, and except as otherwise expressly contemplated herein, ACCESS shall, and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and Assets and maintain its rights and franchises (including, without limitation all Licensed Intellectual Property) and (c) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

7.2      NEGATIVE COVENANTS OF ACCESS.

         From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Keryx shall have been obtained, and except as otherwise expressly contemplated herein, ACCESS covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

         (a) amend the certificate of incorporation, bylaws or other governing instruments of any ACCESS Entity; or

         (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of an ACCESS Entity to another ACCESS Entity), except (i) in the ordinary course of the business of the ACCESS Entities consistent with past practices and (ii) in connection with any extensions and refinancings of existing debt obligations, or impose, or suffer the imposition, on any material Asset of any ACCESS Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the ACCESS Disclosure Memorandum); or

         (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any ACCESS Entity, or declare or pay any dividend or make any other distribution in respect of the ACCESS Stock; or

         (d) except for this Agreement, or pursuant to the exercise of ACCESS Options outstanding as of the date hereof or the conversion of any ACCESS Warrants, Series A Preferred Stock or Series B Preferred Stock outstanding as of the date hereof, and pursuant to the terms of such ACCESS Options or ACCESS Warrants in existence on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of ACCESS Stock or any other capital stock of any ACCESS Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

         (e) adjust, split, combine or reclassify any capital stock of any ACCESS Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of ACCESS Stock, or sell, lease, mortgage or otherwise dispose of or place any Lien on (i) any shares of capital stock of any ACCESS Subsidiary (unless any such shares of stock are sold or otherwise transferred to another ACCESS Entity) or (ii) any material Asset other than in the ordinary course of business for reasonable and adequate consideration; or

         (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, or purchases of interests in money market or comparable funds, purchase any securities or make any material investment, either by the purchase of securities, contributions to capital, Asset transfers, or the purchase of any Assets, in any Person other than a wholly owned ACCESS Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business or (ii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

         (g) grant any increase in compensation or benefits to the employees or officers of any ACCESS Entity, except in accordance with past practice, as disclosed in Section 7.2(g) of the ACCESS Disclosure Memorandum, or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement, as disclosed in Section 7.2(g) of the ACCESS Disclosure Memorandum; enter into or amend any severance agreements with officers of any ACCESS Entity, except as contemplated by Section 9.1(f); grant any material increase in fees or other increases in compensation or other benefits to directors of any ACCESS Entity except in accordance with past practice, as disclosed in Section 7.2(g) of the ACCESS Disclosure Memorandum; or waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Equity Rights or restricted stock, or reprice Equity Rights granted under the ACCESS Stock Plans or authorize cash payments in exchange for any Equity Rights; or

         (h) enter into or amend any employment Contract between any ACCESS Entity and any Person (unless such amendment is required by Law) such that, under the terms of the new or amended Contract, the ACCESS Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

         (i) adopt any new employee benefit plan of any ACCESS Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any ACCESS Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

         (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

         (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any ACCESS Entity for material money damages or restrictions upon the operations of any ACCESS Entity; or

         (l) except in the ordinary course of business, enter into, modify, amend or terminate any material Contract (except as contemplated by Section 9.1(f)) or waive, release, compromise or assign any material rights or claims; or

         (m) except in the ordinary course of business, abandon, cancel, sell or transfer any Intellectual Property.

7.3      COVENANTS OF KERYX.

         From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of ACCESS shall have been obtained, and except as otherwise expressly contemplated herein, Keryx covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed, in its reasonable judgment, to enhance the long-term value of the Keryx Common Stock and the business prospects of the Keryx Entities and, to the extent consistent therewith, use all reasonable efforts to preserve intact the Keryx Entities' core businesses and goodwill with their respective employees and the communities they serve, and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement. Keryx further covenants and agrees that it will not, without the prior written consent of ACCESS, amend the certificate of incorporation or bylaws of Keryx or, except as expressly contemplated by this Agreement, in each case, in any manner adverse to the holders of ACCESS Stock as compared to rights of holders of Keryx Common Stock generally as of the date of this Agreement.

7.4      ADVERSE CHANGES IN CONDITION.

         Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or, to the Knowledge of each Party, impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, an ACCESS Material Adverse Effect or a Keryx Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

7.5      REPORTS.

         Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                       ARTICLE 8 - ADDITIONAL AGREEMENTS

8.1      ACCESS STOCKHOLDER APPROVAL.

         (a) ACCESS shall use reasonable efforts to obtain, no later than thirty
(30) days after the date of this Agreement, the ACCESS Stockholder Approval by execution of a written consent, in accordance with the DGCL and the certificate of incorporation and bylaws of ACCESS, approving and adopting this Agreement and the transactions contemplated hereby (the "Stockholder Consent"). As promptly as practicable after the execution of the Stockholder Consent and the receipt of the ACCESS Stockholder Approval, ACCESS shall deliver to each stockholder of ACCESS that did not execute the Stockholder Consent any notice(s) required by
Section 228(f) of the DCGL and other applicable Law. None of the information to be supplied by ACCESS or any ACCESS Entity for inclusion in the Stockholder Consent or notice required by Section 228(f) of the DGCL will, at the respective time such documents are first sent or given to the ACCESS stockholders, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As promptly as practicable after the execution of this Agreement, and in any event no later than as required by Section 262(d) of the DGCL and other applicable Law, ACCESS shall deliver to each stockholder of the Company that did not execute the Stockholder Consent the notice of such stockholder's appraisal rights required by Section 262(d) of the DGCL and other applicable Law.

         (b) In addition to or in lieu of the Stockholder Consent, if it is determined by Keryx to be necessary or appropriate, at the request of Keryx, ACCESS shall duly call, give notice of, convene and hold a meeting of its stockholders, to be held as soon as reasonably practicable after such notice by Keryx, but in no event more than thirty (30) days thereafter, on a date reasonably acceptable to Keryx, for the purpose of voting upon approval and adoption of this Agreement or such other related matters as Keryx deems appropriate.

         (c) In connection with the Stockholder Consent and, if necessary, the meeting of the ACCESS stockholders, (i) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with any materials to be distributed to the stockholders of ACCESS in connection therewith, (ii) the Board of Directors of ACCESS shall recommend to its stockholders the approval and adoption of this Agreement, (iii) the Board of Directors and officers of ACCESS shall use reasonable efforts to obtain the ACCESS Stockholder Approval, (iv) Keryx shall cooperate in the preparation and distribution of any proxy statement, information statement or other disclosure document circulated to ACCESS stockholders and shall furnish all information concerning it as ACCESS may reasonably request.

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

Each Party agrees promptly to supplement, update and correct any information provided by it for use in any such disclosure document to the extent that it is or shall have become incomplete, false or misleading.

8.2      KERYX STOCKHOLDER APPROVAL.

         (a) In connection with the Keryx Annual Meeting to be held in accordance with Section 3.1(f), Keryx shall prepare and file with the SEC, no later than May 31, 2004, a proxy statement (together with any amendments thereof or supplements thereto, the "Proxy Statement") that shall include a request for the approval by the holders of the Keryx Common Stock of the issuance of the Keryx Common Stock as Merger Consideration to the ACCESS Stockholders, as contemplated by this Agreement. ACCESS shall cooperate in the preparation and filing of the Proxy Statement and shall furnish all information concerning it as Keryx may reasonably request. Keryx shall cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and will use all reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement. None of the information to be supplied by Keryx or any Keryx Entity for inclusion in the Proxy Statement will, at the respective time such document is filed with the SEC and first mailed to the Keryx stockholders, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Party agrees promptly to supplement, update and correct any information provided by it for use in the Proxy Statement to the extent that it is or shall have become incomplete, false or misleading.

         (b) As promptly as practicable after the clearance of the Proxy Statement by the SEC, Keryx shall mail the Proxy Statement to its stockholders (or, if the SEC chooses not to review the Proxy Statement, within 10 days after the SEC notifies Keryx that it will not review the Proxy Statement). The Proxy Statement shall include the recommendation of the Board of Directors of Keryx and the Keryx Special Committee thereof that the approval of the issuance of the Keryx Common Stock as Merger Consideration by the stockholders of Keryx is advisable.

         (c) In accordance with Keryx' certificate of incorporation and bylaws, Keryx shall duly call, give notice of, convene and hold the Keryx Annual Meeting, to be held as soon as reasonably practicable after the Proxy Statement is cleared by the SEC, for the purpose, among other things, of voting upon the issuance of the Keryx Common Stock as Merger Consideration and such other related matters as it deems appropriate and shall, through its Board of Directors and the Keryx Special Committee thereof, recommend to its stockholders the approval of the issuance of the Merger Consideration and use its reasonable efforts to obtain the Keryx Stockholder Approval.

8.3      OTHER OFFERS, ETC.

         (a) No ACCESS Entity shall, nor shall it authorize or permit any of its Affiliates or Representatives to, directly or indirectly (i) solicit, initiate or Knowingly encourage the making, submission or announcement of any Acquisition Proposal or, (ii) participate in any discussions or negotiations regarding, or furnish to any Person or "Group" (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action Knowingly to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal. Notwithstanding the foregoing, if, at any time prior to the Effective Time, the Board of Directors of ACCESS determines in good faith, after consulting with and considering advice from its outside counsel, that the failure to do so would create a reasonable likelihood of a breach of their duties as directors to the ACCESS stockholders under applicable Law, ACCESS may, in response to an unsolicited bona fide Acquisition Proposal, (x) furnish information with respect to the ACCESS Entities to such Person or Group and (y) participate in negotiations regarding such Acquisition Proposal.

         (b) Neither the Board of Directors of ACCESS nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Keryx, the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause ACCESS to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal (each, an "Acquisition Agreement"). Notwithstanding the foregoing or any other provision contained in this Agreement, in the event that prior to the Effective Time, ACCESS receives a Superior Proposal and the Board of Directors of ACCESS determines in good faith, after consulting with and considering advice from its outside counsel, that the failure to do so would create a reasonable likelihood of a breach of their duties as directors to the ACCESS stockholders under applicable Law, the Board of Directors may (x) withdraw or modify its approval or recommendation of this Agreement or the Merger or (y) approve or recommend a Superior Proposal, but in each case, only at a time that is at least 48 hours following delivery to Keryx of a written notice advising Keryx that the Board of Directors of ACCESS has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal and during which 48 hour period ACCESS will in good faith cooperate and negotiate with Keryx, on a non-exclusive basis, with the intent of enabling the parties hereto to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be consummated.

         (c) In addition to the obligations of ACCESS set forth in Section 8.3(a), as promptly as practicable, and in any event within one business day after any of the executive officers of ACCESS become aware thereof, ACCESS shall advise Keryx of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. ACCESS shall keep Keryx informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

         (d) Subject to the preceding provisions of this Section 8.3, ACCESS and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use their respective reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 8.3, by any Representative of any ACCESS Entity shall be deemed to be a breach of this Section 8.3 by ACCESS.

8.4      REGISTRATION RIGHTS.

         (a) On or before the 45th day after each Distribution (but in no event prior to the 45th day after the Keryx Annual Meeting), Keryx shall prepare and file with the SEC a Registration Statement covering the resale of all the Registrable Securities issued in such Distribution for an offering to be made on a continuous or delayed basis pursuant to Rule 415. The Registration Statement shall be on Form S-3 (unless Keryx is not then eligible to use Form S-3, in which case the Registration Statement shall be on another appropriate form which will effect an offering pursuant to Rule 415) and shall comply as to form in all material respects with the Securities Act. None of the information to be supplied by Keryx or any Keryx Entity for inclusion in the Registration Statement will, when the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, not misleading. Keryx shall use its best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, and shall use its best efforts to keep the Registration Statement effective until the date which is two years after the date the Registration Statement is declared effective or such earlier date when the distribution of the Registrable Securities contemplated in such Registration Statement has been completed. Keryx shall notify the holders of the Registrable Securities of the effectiveness of the Registration Statement as promptly as practicable thereafter. Keryx shall bear all "Registration Expenses", as traditionally defined (including up to $15,000 per Registration Statement for a single counsel to represent holders of Registrable Securities).

         (b) In connection with the filing of any Registration Statement as described in Section 8.4(a), Keryx shall:

                  (i) promptly notify each holder of Registrable Securities of the effectiveness thereof and of any stop order issued or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered and promptly notify such holder of such lifting or withdrawal of such order;

                  (ii) prepare and file with the SEC such amendments, supplements and post-effective amendments to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities covered by such Registration Statement;

                  (iii) furnish to the holders of the Registrable Securities such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

                  (iv) use its reasonable efforts to register and qualify the Registrable Securities covered by such Registration Statement under such other securities or blue sky Laws of such jurisdictions as shall be reasonably requested by the holders and do any and all other acts and things which may be necessary or advisable to enable such holders to consummate the disposition in each such jurisdiction of such Registrable Securities;

         provided that Keryx shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

                  (v) immediately notify each holder of the Registrable Securities covered by such Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event which comes to Keryx' attention if as a result of such event the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading and Keryx shall promptly prepare and furnish to such holder a supplement or amendment to such prospectus so that, as may thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

                  (vi) use its reasonable efforts to cause all such Registrable Securities covered by the Registration Statement to be listed on each securities exchange on which similar securities issued by Keryx are then listed, and enter into such customary agreements including a listing application as necessary, and to provide for a transfer agent for such Registrable Securities covered by such Registration Statement no later than the effective date of such Registration Statement;

                  (vii) comply, and continue to comply during the period that such Registration Statement is effective under the Securities Act, in all material respects with the Securities Act and the Exchange Act and with all applicable rules and regulations of the SEC with respect to the disposition of the Registrable Securities covered by such Registration Statement, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, beginning with the first full calendar month after the effective date of such Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act; and

                  (viii) enter into an indemnification and contribution agreement with the holders of Registrable Securities containing customary terms.

         (c) Keryx shall have the right to delay the filing of any Registration Statement otherwise required to be prepared and filed by Keryx pursuant to this
Section 8.4, or to suspend the use of any Registration Statement, for a period not in excess of ninety (90) days (a "Blackout Period") if Keryx, in the good faith judgment of its Board of Directors, determines (because of the existence of, or in anticipation of, any acquisition, financing activity, or other transaction involving Keryx, or the unavailability for reasons beyond Keryx' control of any required financial statements, disclosure of information which is in its best interest not to publicly disclose, or any other event or condition of similar significance to Keryx) that the registration and distribution of the Registrable Securities to be covered by such Registration Statement would be seriously detrimental to Keryx and its stockholders; provided, that the Blackout Period shall earlier terminate on the second business day following the completion or abandonment of the relevant financing, acquisition or other transaction or upon public disclosure by Keryx or public admission by Keryx of such material nonpublic information or such time as such material nonpublic information shall be publicly disclosed. Keryx will promptly give the holders of the Registrable Securities written notice of such Blackout Period and an approximation of the period of the anticipated delay; provided, however, that the aggregate number of days included in all Blackout Periods during any consecutive twelve (12) months shall not exceed ninety (90) days. Keryx shall provide written notice to the Holders of the end of each Blackout Period.

         (d) It shall be a condition precedent to the obligations of Keryx to take any action pursuant to this Section 8.4 with respect to the Registrable Securities of any holder unless such holder agrees in the Letter of Transmittal
(i) to cease all disposition efforts under such Registration Statement with respect to Registrable Securities held by such holder immediately upon receipt of notice of the beginning of any Blackout Period until such time as Keryx shall provide written notice to the Holders of the end of each Blackout Period, (ii) to furnish to Keryx such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such holder's Registrable Securities pursuant to any Registration Statement and (iii) to enter into any indemnification and contribution agreement with Keryx in customary form as contemplated by clause (viii) of paragraph (b) above.

         (e) Notwithstanding the foregoing obligations of Keryx in this Section 8.4, with a view to making available to the holders of Registrable Securities the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a holder to sell securities of Keryx to the public without registration or pursuant to a registration statement on Form S-3, Keryx agrees to:

                  (i) make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act, at all times after ninety (90) days after the effective date of the first registration statement filed by Keryx for the offering of its securities to the general public;

                  (ii) file with the SEC in a timely manner all reports and other documents required of Keryx under the Securities Act and the Exchange Act; and

                  (iii) furnish to any holder, so long as the holder owns any Registrable Securities, forthwith upon request (A) a written statement by Keryx that it has complied with the reporting requirements of Rule 144 promulgated under the Securities Act, the Securities Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3, (B) a copy of the most recent annual or quarterly report of Keryx and such other reports and documents so filed by Keryx, and (iii) such other information as may be reasonably requested in availing any holder of any rule or regulation of the SEC (including Rule 144A) which permits the selling of any such securities without registration or pursuant to such form.

8.5      CONSENTS OF REGULATORY AUTHORITIES.

         The Parties hereto shall cooperate with each other and use their commercially reasonable efforts to determine whether any filings are required to be made with, or Consents are required to be obtained from, any third party, the United States government or any agency, departments or instrumentalities thereof or other governmental or regulatory bodies or authorities of any federal, states, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and promptly prepare and file all necessary documentation, to effect all such applications, notices, petitions and filings, and to obtain as promptly as practicable all other Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all such Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

8.6      FILINGS WITH STATE OFFICES.

         Upon the terms and subject to the conditions of this Agreement, ACCESS shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

8.7      AGREEMENT AS TO EFFORTS TO CONSUMMATE.

         Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

8.8      INVESTIGATION AND CONFIDENTIALITY.

         (a) (i) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party.

         (ii) Notwithstanding anything herein to the contrary, each Party (and any of its employees, representatives and other agents) shall be permitted to disclose to any and all

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

persons, without limitation of any kind (a) any information with respect to U.S. federal and state income tax treatment of the transaction contemplated herein and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the Parties or any other Person named herein, or information that would permit identification of the Parties or such other Persons, or any pricing terms (including purchase price or purchase rate) or other nonpublic business or financial information that is unrelated to such tax treatment or facts, and (b) all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or facts that are provided to any of the Persons referred to above.

         (b) In addition to the Parties' respective obligations under Section 7 of the Letter of Intent, which is hereby reaffirmed and adopted, and incorporated by reference herein, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

         (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have an ACCESS Material Adverse Effect or a Keryx Material Adverse Effect, as applicable.

8.9      PRESS RELEASES.

         Prior to the Effective Time, ACCESS and Keryx shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.9 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

8.10     STATE TAKEOVER LAWS.

         Each ACCESS Entity shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law.

8.11     INDEMNIFICATION.

         (a) For a period of six years after the Effective Time, Keryx shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the ACCESS Entities (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees or agents of ACCESS or, at ACCESS's request, of

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

another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Delaware Law and by ACCESS' certificate of incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Keryx Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Keryx and the Indemnified Party.

         (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.11, upon learning of any such Liability or Litigation, shall promptly notify Keryx and the Surviving Corporation thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Keryx or the Surviving Corporation shall have the right to assume the defense thereof and neither Keryx nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Keryx or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Keryx or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Keryx or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Keryx and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) neither Keryx nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided, further, that neither Keryx nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

8.12     DEVELOPMENT OF ACCESS PRODUCTS.

         Following the Merger, Keryx shall have the right, in its sole discretion, to direct and control the development of the ACCESS Products. This Agreement shall not be construed to impose upon Keryx any obligation to the former holders of ACCESS Stock to develop, pursue, test, market, or otherwise advance any ACCESS Product.

8.13     TERMINATION OF ACCESS OPTIONS.

         The Board of Directors of ACCESS shall take all action required and necessary to terminate the ACCESS Stock Plans prior to the Effective Time and to effectuate the transactions contemplated by Section 3.6.

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

8.14     ASSUMPTION OF CERTAIN OBLIGATIONS.

         It shall be a condition to any transaction involving a change in control of Keryx or any of its successors or assigns, a merger or consolidation in which Keryx or any such successor or assign is not the surviving entity or a sale, transfer, assignment or conveyance of substantially all of Keryx's or any such successor's or assign's assets that the party succeeding to Keryx's or such successor's or assign's principal assets or business activities shall have (i) assumed all of Keryx's remaining obligations under Sections 8.11 and (ii) to the extent Merger Consideration may be payable thereafter, to issue in lieu thereof the securities or other property that would have been deliverable to a holder of the shares of Keryx Common Stock issuable as such Merger Consideration, in accordance with the terms of this Agreement. The Indemnitees and the holders of Registrable Securities shall be third party beneficiaries of this Agreement.

          ARTICLE 9 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1      CONDITIONS TO OBLIGATIONS OF EACH PARTY.

         The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

         (a) Stockholder Approval. This Agreement, and the consummation of the transactions contemplated hereby, including the Merger, shall have received the ACCESS Stockholder Approval.

         (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.

         (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, an ACCESS Material Adverse Effect or a Keryx Material Adverse Effect, as applicable. Without limitation of the foregoing, ACCESS shall have received the Consents of the holders of the Series A Warrants, Series B Warrants to the treatment of such warrants as set forth in
Section 3.2.

         (d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

         (e) Fairness Opinion. The Keryx Special Committee shall have received from the Special Committee Financial Advisor a letter, dated the date of this Agreement, to the effect that, in the opinion of such firm, the consideration to be offered by Keryx in connection with the

Merger is, as of the date of this Agreement, fair, from a financial point of view, to Keryx's stockholders who are not Affiliates of ACCESS.

         (f) Termination of Employment Agreements. Each of Michael Weiss and Craig Henderson shall have entered into a termination agreement with respect to his employment agreement with ACCESS on terms satisfactory to ACCESS and Keryx.

         (g) Appraisal Rights. Appraisal rights shall not have been exercised pursuant to Section 262 of the DGCL with respect to more than 7.5% of the ACCESS Stock.

9.2      CONDITIONS TO OBLIGATIONS OF KERYX.

         The obligations of Keryx to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Keryx pursuant to
Section 11.6(a):

         (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of ACCESS set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in
Section 5.3 shall be true and correct (except for inaccuracies which are de minimus in amount). There shall not exist inaccuracies in the representations and warranties of ACCESS set forth in this Agreement (including the representations and warranties set forth in Sections 5.3) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, an ACCESS Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

         (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of ACCESS to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

         (c) Certificates. ACCESS shall have delivered to Keryx (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer, to the effect that the conditions set forth in Section
9.1 as relates to ACCESS and in Sections 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by ACCESS' Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Keryx and its counsel shall request.

         (d) Material Adverse Effect. No ACCESS Material Adverse Effect shall have occurred since the date hereof and be continuing.

9.3      CONDITIONS TO OBLIGATIONS OF ACCESS.

         The obligations of ACCESS to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by ACCESS pursuant to
Section 11.6(b):

         (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Keryx set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Keryx set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Keryx Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

         (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Keryx to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

         (c) Certificates. Keryx shall have delivered to the ACCESS (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its principal financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Keryx and in Sections 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Keryx's Board of Directors and Mergersub's Board of Directors and sole stockholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as ACCESS and its counsel shall request.

         (d) Material Adverse Effect. No Keryx Material Adverse Effect shall have occurred since the date hereof and be continuing.

                            ARTICLE 10 - TERMINATION

10.1     TERMINATION.

         Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of ACCESS, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

         (a) By mutual written agreement of Keryx and ACCESS; or

         (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this

Agreement which cannot be or has not been cured within fifteen (15) days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 9.2 or 9.3 as applicable; or

         (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within ten (10) days after the giving of written notice to the breaching Party of such breach; or

         (d) By either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, or (iii) the stockholders of ACCESS fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby; or

         (e) By either Party in the event that the Merger shall not have been consummated by March 31, 2004, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

         (f) By Keryx in the event that (i) the Board of Directors of ACCESS shall have affirmed, recommended or authorized entering into any Acquisition Transaction other than the Merger, or (ii) the Board of Directors of ACCESS negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party (it being understood and agreed that "negotiate" shall not be deemed to include the provision of information to, or the request and receipt of information from, any Person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the board of directors will in fact engage in, or authorize, negotiations) regarding an Acquisition Proposal other than the Merger, other than as permitted by, and in accordance with, Section 8.3, or
(iii) any Person (other than a Keryx Entity or an existing ACCESS securityholder) shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 5% of the outstanding shares of ACCESS Stock; or

         (g) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e).

         (h) By Keryx, if ACCESS shall have had an ACCESS Material Adverse
Effect;

         (i) By ACCESS, if Keryx shall have had a Keryx Material Adverse Effect.

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

10.2     EFFECT OF TERMINATION.

         In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2, Section 8.8, and Section 11.2, shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

                           ARTICLE 11 - MISCELLANEOUS

11.1     DEFINITIONS.

         (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

         "ACCESS COMMON STOCK" means the $0.001 par value common stock of ACCESS.

         "ACCESS DISCLOSURE MEMORANDUM" means the document entitled "ACCESS Oncology, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to Keryx describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

         "ACCESS ENTITIES" means, collectively, ACCESS and all ACCESS Subsidiaries.

         "ACCESS FINANCIAL STATEMENTS" means (i) the unaudited consolidated balance sheet (including related notes and schedules, if any) as of the fiscal year ended December 31, 2003, (ii) the unaudited consolidated statement of income (including related notes and schedules, if any) for the nine months ended September 30, 2003, (iii) the unaudited consolidated balance sheet (including related notes and schedules, if any) and the related statement of income and cash flows (including related notes and schedules, if any) as of and for the fiscal year ended December 31, 2002, and (iv) the audited consolidated balance sheets (including related notes and schedules, if any) and the related statements of operations, stockholders' equity and cash flows (including related notes and schedules, if any) as of and for the fiscal years ended December 31, 2001 and 2000 and for the period May 13, 1999 through December 31, 1999.

         "ACCESS MATERIAL ADVERSE EFFECT" means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of ACCESS and its Subsidiaries, taken as a whole, or (ii) the ability of ACCESS to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (A) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (B) changes in generally accepted accounting principles, (C) actions and omissions of ACCESS (or any of its Subsidiaries) taken in accordance with the terms of this

Agreement or with the prior informed written Consent of Keryx in contemplation of the transactions contemplated hereby, or (D) the direct effects of compliance with this Agreement on the operating performance of ACCESS, including expenses incurred by ACCESS in consummating the transactions contemplated by this Agreement.

         "ACCESS OUTSTANDING SHARES" means the number of shares of ACCESS Common Stock issued and outstanding as of the Effective Time plus any Common Warrant Shares.

         "ACCESS PRODUCT" means any of Perifosine, 06-Benzylguanine (also known as 06-BG) or anhydrovinblastine sulfate (also known as AVLB), which shall be collectively referred to as the "ACCESS Products."

         "ACCESS STOCK" means, collectively, the ACCESS Common Stock, the Series A Preferred Stock, and the Series B Preferred Stock, each having a par value of $0.001 per share.

         "ACCESS STOCK PLANS" means the existing stock option and other stock-based compensation plans of ACCESS designated as follows: ACCESS Oncology, Inc. 2000 Equity Incentive Plan.

         "ACCESS SUBSIDIARIES" means the Subsidiaries of ACCESS, which shall include the ACCESS Subsidiaries described in Section 5.4 and any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of ACCESS in the future and held as a Subsidiary by ACCESS at the Effective Time.

         "ACCESS WARRANTS" means, collectively, the Common Stock Warrants, the Series A Warrants and the Series B Warrants.

         "ACQUISITION PROPOSAL" means any proposal (whether communicated to ACCESS or publicly announced to ACCESS' shareholders) by any Person (other than Keryx or any of its Affiliates) for an Acquisition Transaction involving ACCESS or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries.

         "ACQUISITION TRANSACTION" means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from ACCESS by any Person or "Group" (other than Keryx or any of its Affiliates) of 10% or more in interest of the total outstanding voting securities of ACCESS or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or "Group" (other than Keryx or any of its Affiliates) beneficially owning 10% or more in interest of the total outstanding voting securities of ACCESS or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving ACCESS; or (ii) any sale or lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 10% or more of the assets of ACCESS.

         "AFFILIATE" of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

         "AGGREGATE CONSIDERATION" means, with respect to a Divesting Transaction, the value, measured as of the date of such closing, of all cash, securities and other property actually received by the Keryx Entities in such Divesting Transactions, including, but not limited to: (A) any indebtedness for money borrowed or other liabilities or obligations assumed or paid by the acquiring party to the Keryx Entities in connection therewith, and (B) contingent payments actually received by the Keryx Entities or paid to Keryx upon release from escrow.

         "ASSETS" of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

         "CLOSING DATE" means the date on which the Closing occurs.

         "COMMON MERGER CONSIDERATION" means that portion of the Merger Consideration whose value is in excess of the Preferred Amount, which shall be distributed pro-rata to the holders of Participating Common Stock.

         "COMMON STOCK WARRANTS" means those warrants, other than the Series A Warrants and Series B Warrants, issued by ACCESS that have not been exercised prior to the Effective Time and that provide for the issuance of ACCESS Common Stock upon the exercise thereof.

         "COMMON WARRANT SHARES" means the number of shares of ACCESS Common Stock issuable to any holder of Series A Warrants, Series B Warrants, or Common Stock Warrants.

         "CONSENT" means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

         "CONTRACT" means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

         "DEFAULT" means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or
(iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, the effect of which would be to increase, or impose or accelerate any Liability under, any Contract, Law, Order, or Permit.

         "DISTRIBUTION" means a distribution of Merger Consideration upon the occurrence of any Triggering Event, or as a result of the Unexercised Warrant Share Distribution.

         "DIVESTING TRANSACTION" means any transaction or series of related transactions other than a Qualifying Extraordinary Transaction or a Spin Off involving the direct or indirect sale, transfer, assignment, conveyance or pledge (whether by merger or consolidation, transfer of securities, transfer of assets, relinquishment or intentional default of license rights or otherwise) of all or substantially all of the ACCESS Products, excluding any such pledge made to a bank, savings and loan association or other financial institution in connection with an extension of credit to a Keryx Entity.

         "EMPLOYEE BENEFIT PLAN" means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any "employee benefit plan," as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded or (iv) arrived at through collective bargaining or otherwise.

         "ENVIRONMENTAL LAWS" means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

         "EQUITY RIGHTS" means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" means any entity which together with an ACCESS Entity would be treated as a single employer under Code Section 414.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "EXTRAORDINARY TRANSACTION" means (a) any change in control with respect to Keryx (whether or not resulting from a transaction approved by the Board of Directors of Keryx and including, without limitation, (i) any acquisition or purchase, in one or more related transactions, by any Person or Group (other than Affiliates of Keryx as of the Effective Time) of 50% or more of the total outstanding voting securities of Keryx, and (ii) a change in control resulting from a hostile tender offer for Keryx securities), (b) any direct or indirect sale, transfer, assignment or conveyance of substantially all of Keryx's assets, and
(c) a liquidation or winding up with respect to Keryx.

         "FDA" means the United States Food and Drug Administration.

         "FIFTH MILESTONE" means $250,000,000 in gross sales of all ACCESS Products in any trailing twelve-month period.

         "FIRST MILESTONE" means the date on which the first patient is enrolled in a Keryx-sponsored Phase III (or other Pivotal) clinical trial of any ACCESS Product.

         "FORM S-3" means such form under the Securities Act as in effect on the date of this Agreement, or any registration form under the Securities Act that is subsequently adopted by the SEC, which permits inclusion or incorporation of substantial information by reference to other documents filed by Keryx with the SEC.

         "FOURTH MILESTONE" means $100,000,000 in gross sales of all ACCESS Products in any trailing twelve-month period.

         "GAAP" means generally accepted accounting principles, consistently applied during the periods involved.

         "HAZARDOUS MATERIAL" means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

         "INTELLECTUAL PROPERTY" means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

         "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "KERYX COMMON STOCK" means the 0.001 par value common stock of Keryx.

         "KERYX DISCLOSURE MEMORANDUM" means the written information entitled "Keryx Biopharmaceuticals, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to ACCESS describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

         "KERYX ENTITIES" means, collectively, Keryx and all Keryx Subsidiaries.

         "KERYX FINANCIAL STATEMENTS" means (i) the consolidated balance sheets (including related notes and schedules, if any) of Keryx as of June 30 and September 30, 2003, and as of December 31, 2002, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the 9 months ended September 30, 2003, and for each of the three fiscal years ended December 31, 2000, 2001 and 2002, as filed by Keryx in SEC Documents, and (ii) the consolidated balance sheets of Keryx (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 2003.

         "KERYX MATERIAL ADVERSE EFFECT" means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Keryx and its Subsidiaries, taken as a whole, or (ii) the ability of Keryx to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Keryx Material Adverse Effect" shall not be deemed to include the impact of (A) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (B) changes in generally accepted accounting principles, (C) actions and omissions of Keryx (or any of its Subsidiaries) taken with the prior informed written Consent of ACCESS in contemplation of the transactions contemplated hereby, (D) the direct effects of compliance with this Agreement on the operating performance of Keryx, including expenses incurred by Keryx in consummating the transactions contemplated by this Agreement, (E) effects demonstrably shown to have been proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors or employees of Keryx to, this Agreement or any of the transactions contemplated by this Agreement, (F) failure of Keryx to meet the revenue or earnings predictions of equity analysts (as reflected in the First Call consensus estimate), or any other published revenue or earnings predictions or expectations, for any period ending on or after the date of this Agreement, or
(G) changes in the market price or trading volume of Keryx Common Stock.

         "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known by any executive officer of such Person.

         "LAW" means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

         "LETTER OF INTENT" means the letter of intent dated December 9, 2003 by and between Keryx and ACCESS.

         "LIABILITY" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

         "LICENSED INTELLECTUAL PROPERTY" means Intellectual Property used, sold, licensed or sublicensed by any ACCESS Entity pursuant to a license agreement between the ACCESS Entity and any Person.

         "LIEN" means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

         "LITIGATION" means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

         "MATERIAL" or "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

         "MERGER CONSIDERATION" means the right to receive either shares of Keryx Common Stock, or cash in lieu thereof as set forth in Section 3.1(f), in the following amounts upon the achievement of the following Milestones:

         (a) 500,000 shares of Keryx Common Stock upon the achievement of the First Milestone;

         (b) 750,000 shares of Keryx Common Stock upon the achievement of the Second Milestone;

         (c) 1,750,000 shares of Keryx Common Stock upon the achievement of the Third Milestone;

         (d) 500,000 shares of Keryx Common Stock upon the achievement of the Fourth Milestone; and

         (e) 500,000 shares of Keryx Common Stock upon the achievement of the Fifth Milestone.

         "MERGERSUB COMMON STOCK" means the $0.001 par value common stock of Mergersub.

         "MILESTONE" means any of the First Milestone, the Second Milestone, the Third Milestone, the Fourth Milestone or the Fifth Milestone and shall be collectively referred to as the "Milestones." For the avoidance of doubt, each Milestone may be achieved with respect to any of the ACCESS Products, however, the achievement of any Milestone by more than one ACCESS Product shall not result in any additional Merger Consideration being due upon achievement of such Milestone. The exact date of the achievement of a given Milestone shall be determined by the Board of Directors of Keryx in good faith.

         "MILESTONE EVALUATION DATE" means:

         (a) with respect to the First Milestone, the earlier of (i) ninety (90) days after the date on which the first patient is enrolled in a Keryx-sponsored Phase III (or other Pivotal) clinical trial of any ACCESS Product or (ii) the public announcement by Keryx of the commencement of such clinical trial;

         (b) with respect to the Second Milestone, the earlier of (i) ninety
(90) days after the date Keryx receives written notice that the FDA has accepted the filing of the first New Drug Application for any ACCESS Product or (ii) the public announcement by Keryx of such acceptance by the FDA of the filing of a New Drug Application;

         (c) with respect to the Third Milestone, the earlier of (i) ninety (90) days after the date of the receipt of an approval letter from the FDA with respect to any ACCESS Product or (ii) the public announcement by Keryx of the receipt of such approval letter from the FDA; and

         (d) with respect to each of the Fourth Milestone and the Fifth Milestone, shall be the last business day of the fiscal quarter in which the twelve-month period ends during which such sales occurred.

         "NASDAQ" means Nasdaq Stock Market, Inc.

         "NASDAQ STOCK MARKET" means the electronic securities market comprised of two distinct market tiers, the Nasdaq National Market and The Nasdaq SmallCap Market; The Nasdaq Stock Market is operated by The Nasdaq Stock Market, Inc.

         "OPERATING PROPERTY" means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

         "ORDER" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

         "PARTICIPATING COMMON STOCK" means all shares of ACCESS Common Stock issued and outstanding as of the Effective Time plus any Common Warrant Shares, but excluding (i) any shares of ACCESS Common Stock held by stockholders who perfect (and do not withdraw or lose) their statutory dissenters' rights as provided in Section 3.5, and (ii) any shares of ACCESS Common Stock held by any ACCESS Entity or Keryx immediately prior to the Effective Time.

         "PARTICIPATING SERIES A PREFERRED STOCK" means all shares of Series A Preferred Stock issued and outstanding as of the Effective Time, but excluding
(i) any shares of Series A Preferred Stock held by stockholders who perfect their statutory dissenters' rights as provided in Section 3.5, and (ii) any shares of Series A Preferred Stock held by any ACCESS Entity or Keryx immediately prior to the Effective Time.

         "PARTICIPATING SERIES B PREFERRED STOCK" means all shares of Series B Preferred Stock issued and outstanding as of the Effective Time, but excluding
(i) any shares of Series B Preferred Stock held by stockholders who perfect their statutory dissenters' rights as provided in Section 3.5, and (ii) any shares of Series B Preferred Stock held by any ACCESS Entity or Keryx immediately prior to the Effective Time.

         "PARTICIPATION FACILITY" means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

         "PARTY" means any of ACCESS, Mergersub or Keryx, and "PARTIES" means ACCESS, Mergersub and Keryx.

         "PERMIT" means any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

         "PERSON" means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

         "PREFERRED AMOUNT" means the sum of (i) the number of shares of Participating Series A Preferred Stock outstanding as of the Effective Time multiplied by the Series A Preferred Stock liquidation preference of $1.50 per share and (ii) the number of shares of Participating Series B Preferred Stock outstanding as of the Effective Time multiplied by the Series B Preferred Stock liquidation preference of $2.00 per share.

         "PREFERRED MERGER CONSIDERATION" means that initial portion of the Merger Consideration having a value not in excess of the Preferred Amount, which shall be distributed to the holders of the Participating Series A Preferred Stock and Participating Series B Preferred Stock ratably in accordance with their respective liquidation preferences of $1.50 per share and $2.00 per share.

         "QUALIFYING EXTRAORDINARY TRANSACTION" means any Extraordinary Transaction that involves either the direct or indirect transfer of any of the ACCESS Products.

         "REGISTRABLE SECURITIES" means, with respect to each Distribution, all shares of Keryx Common Stock issued to the stockholders of ACCESS as Merger Consideration in each such Distribution, together with any shares of Keryx Common Stock issued pursuant to Section 3.2(d) prior to or as part of the relevant Distribution, provided that the Keryx Stockholder Approval has been obtained.

         "REGISTRATION STATEMENT" means the registration statement required to be filed with the SEC by Keryx under the Securities Act with respect to the Registrable Securities, including the prospectus included therein, and any pre-effective or post-effective amendments or supplements to the Registration Statement or prospectus, all exhibits thereto, and all material incorporated by reference in the Registration Statement.

         "REGULATORY AUTHORITIES" means, collectively, the SEC, the Nasdaq Stock Market, the FTC, the DOJ, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

         "REPRESENTATIVE" means any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

         "RULE 415" means Rule 415 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such Rule.

         "SEC" means the United States Securities and Exchange Commission. ---

         "SEC DOCUMENTS" means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

         "SECOND MILESTONE" means the date of the receipt of the first notice from the FDA accepting as complete the filing of a New Drug Application for any ACCESS Product.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SECURITIES LAWS" means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

         "SERIES A PREFERRED STOCK" means the Series A Convertible Preferred Stock of ACCESS, having a par value of $0.001 per share.

         "SERIES A WARRANTS" means those warrants issued by ACCESS that have not been exercised prior to the Effective Time and that provide for the issuance of Series A Preferred Stock upon the exercise of the Series A Warrants by the holders thereof.

         "SERIES B PREFERRED STOCK" means the Series B Convertible Preferred Stock of ACCESS, having a par value of $0.001 per share.

         "SERIES B WARRANTS" means those warrants issued by ACCESS that have not been exercised prior to the Effective Time and that provide for the issuance of Series B Preferred Stock upon the exercise of the Series B Warrants by the holders thereof.

         "SPECIAL COMMITTEE FINANCIAL ADVISOR" shall mean Ryan Beck & Co., Inc.

         "SPIN OFF" means a dividend or distribution of a significant portion of the shares of capital stock (or securities exercisable for or exchangeable for or convertible into capital stock) of a Keryx Entity (other than the ultimate parent entity of the Keryx Entities) that owns, directly or indirectly, all or substantially all of the interests in any ACCESS Product.

         "SUBSIDIARIES" means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

         "SUPERIOR PROPOSAL" means any Acquisition Proposal which the Board of Directors of ACCESS determines (after consultation with their advisors) would, if consummated, be more favorable to ACCESS's shareholders (taking into account any factors relating to such proposed transaction deemed relevant by the Board of Directors, including, without limitation, the financing thereof and all other conditions thereto).

         "SURVIVING CORPORATION" means ACCESS as the surviving corporation resulting from the Merger.

         "TAX" or "TAXES" means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

         "TAX RETURN" means any report, return, information return, or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

         "THIRD MILESTONE" means the date of the first approval by the FDA of a New Drug Application for any ACCESS Product, such date to be the date of the New Drug Application approval letter or similar notification from the FDA.

         (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

TERM                                             PAGE
ACCESS........................................     1
ACCESS Benefit Plans..........................    19
ACCESS Contracts..............................    22
ACCESS ERISA Plan.............................    19
ACCESS Options................................     8
ACCESS Pension Plan...........................    19
ACCESS Stockholder Approval...................     1
Acquisition Agreement.........................    33
Agreement.....................................     1
Blackout Period...............................    36
Certificate of Merger.........................     2
Certificates..................................     9
Closing.......................................     2
DGCL..........................................     1
DOL...........................................    19
Effective Time................................     2
Exchange Agent................................     8
Group.........................................    33
IIPI..........................................    23
Indemnified Party.............................    39
IRS...........................................    19
Keryx.........................................     1
Keryx Annual Meeting..........................     4
Keryx SEC Reports.............................    25
Keryx Special Committee.......................     1
Keryx Stockholder Approval....................     4
Letter of Transmittal.........................     8
Merger........................................     1
Mergersub.....................................     1
Proxy Statement...............................    32
Stockholder Consent...........................    31
Takeover Laws.................................    24
Unexercised Warrant Share Distribution........     7
WARN Act......................................    18

         (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

11.2     EXPENSES.

         Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

11.3     BROKERS AND FINDERS.

         Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby except for the fees of the Special Committee Financial Advisor employed by Keryx. In the event of a claim by any broker or finder based upon such broker's representing or being retained by or allegedly representing or being retained by ACCESS or by Keryx, each of ACCESS and Keryx, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

11.4     ENTIRE AGREEMENT.

         Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except as to Section 7 of the Letter of Intent). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

11.5     AMENDMENTS.

         To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of ACCESS Stock, there shall be made no amendment that requires further approval by such stockholders.

11.6     WAIVERS.

         (a) Prior to or at the Effective Time, Keryx, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by ACCESS, to waive or extend the time for the compliance or fulfillment by ACCESS of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Keryx under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Keryx.

         (b) Prior to or at the Effective Time, ACCESS, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Keryx or Mergersub, to waive or extend the time for the compliance or fulfillment by Keryx or Mergersub of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of ACCESS under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of ACCESS.

         (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7     ASSIGNMENT.

         Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8     NOTICES.

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

                  ACCESS:                 ACCESS Oncology, Inc.
                                          750 Lexington Avenue
                                          26th Floor
                                          New York, New York 10022
                                          Facsimile Number: 212-531-5961

                                          Attention: Chief Executive Officer

                  Copy to Counsel:        Law Office of Kenneth G. Alberstadt
                                          111 Broadway, 18th Floor
                                          New York, New York 10006
                                          Facsimile Number: 212-404-7567

                                          Attention: Kenneth G. Alberstadt

                  Keryx:                  Keryx Biopharmaceuticals, Inc.
                                          750 Lexington Avenue
                                          26th Floor
                                          New York, New York 10022
                                          Facsimile Number: (212) 531-5961

                                          Attention: Chief Executive Officer

                  Copy to Counsel:        Alston & Bird LLP
                                          90 Park Avenue
                                          New York, New York 10016
                                          Facsimile Number: 212- 210-9444

                                          Attention: Mark F. McElreath

11.9     GOVERNING LAW.

         Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of New York. The Parties all expressly agree and acknowledge that the State of New York has a reasonable relationship to the Parties and/or this Agreement.

11.10    COUNTERPARTS.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11    CAPTIONS; ARTICLES AND SECTIONS.

         The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.12    INTERPRETATIONS.

         Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.13    ENFORCEMENT OF AGREEMENT.

         The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.14    SEVERABILITY.

         Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this

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Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                  KERYX BIOPHARMACEUTICALS, INC.

                                  By: /s/ Michael S. Weiss
                                      -------------------------------------
                                      Michael S. Weiss
                                      Chairman and Chief Executive Officer

                                  AXO ACQUISITION CORP.

                                  By: /s/ Michael S. Weiss
                                      -------------------------------------
                                      Michael S. Weiss
                                      President

                                  ACCESS ONCOLOGY, INC.

                                  By: /s/ I. Craig Henderson
                                      -------------------------------------
                                      I. Craig Henderson, M.D.
                                      President and Chief Executive Officer

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